EXHIBIT 10.34

                          Loan and Security Agreement

                                 by and among

                        CONGRESS FINANCIAL CORPORATION
                                      and
                         FOOTHILL CAPITAL CORPORATION
                                  as Lenders

                                      and

                               TEREX CORPORATION
                        CLARK MATERIAL HANDLING COMPANY
                             KOEHRING CRANES, INC.
                                     and
                               PPM CRANES, INC.
                                 as Borrowers






                           Dated as of:  May 9, 1995




                               TABLE OF CONTENTS

                                                                           Page


     SECTION 1.   DEFINITIONS                                              1

     SECTION 2.  CREDIT FACILITIES                                        19

          2.1  Revolving Loans                                            19
          2.2  Letter of Credit Accommodations                            21
          2.3  Availability Reserves                                      24

     SECTION 3.   INTEREST AND FEES                                       24

          3.1  Interest                                                   24
          3.2  Closing Fee                                                26
          3.3  Servicing Fee                                              27
          3.4  Unused Line Fee                                            27
          3.5  Changes in Laws and Increased Costs of Loans               27

     SECTION 4.  CONDITIONS PRECEDENT                                     28

          4.1  Conditions Precedent to Initial Revolving Loans
                and Letter of Credit Accommodations                       28
          4.2  Conditions Precedent to All Revolving Loans and
                Letter of Credit Accommodations                           32

     SECTION 5.   GRANT OF SECURITY INTEREST                              33

     SECTION 6.   COLLECTION AND ADMINISTRATION                           34

          6.1  Borrowers' Loan Accounts                                   34
          6.2  Statements                                                 34
          6.3  Collection of Accounts                                     34
          6.4  Payments                                                   36
          6.5  Authorization to Make Loans                                36
          6.6  Use of Proceeds                                            37

     SECTION 7.   COLLATERAL REPORTING AND COVENANTS                      37

          7.1  Collateral Reporting                                       37
          7.2  Accounts Covenants                                         38
          7.3  Inventory Covenants                                        40
          7.4  Power of Attorney                                          42
          7.5  Right to Cure                                              43
          7.6  Access to Premises                                         43
          7.7  Irrevocable License to Use Equipment and
                Intellectual Property                                     44

     SECTION 8.   REPRESENTATIONS AND WARRANTIES                          44

          8.1  Corporate Existence, Power and Authority; Subsidiaries     44
          8.2  Financial Statements; No Material Adverse Change.          45
          8.3  Chief Executive Office; Collateral Locations.              45
          8.4  Priority of Liens; Title to Properties                     45
          8.5  Tax Returns                                                46
          8.6  Litigation                                                 46
          8.7  Compliance with Other Agreements and Applicable Laws       46
          8.8  Accuracy and Completeness of Information.                  47
          8.9  Acquisition of Purchased Stock.                            47
          8.10 Issuance of Senior Secured Notes.                          48
          8.11 Employee Benefits                                          48
          8.12 Survival of Warranties; Cumulative                         49

     SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS                      50

          9.1  Maintenance of Existence                                   50
          9.2  New Collateral Locations                                   50
          9.3  Compliance with Laws, Regulations, Etc                     51
          9.4  Payment of Taxes and Claims                                51
          9.5  Insurance                                                  51
          9.6  Financial Statements and Other Information                 52
          9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc    54
          9.8  Encumbrances                                               56
          9.9  Indebtedness                                               57
          9.10 Loans, Investments, Guarantees, Etc.                       61
          9.11 Dividends and Redemptions                                  66
          9.12 Transactions with Affiliates                               68
          9.13 Costs and Expenses                                         68
          9.14 Compliance with ERISA                                      69
          9.15 Further Assurances                                         70

     SECTION 10.   EVENTS OF DEFAULT AND REMEDIES                         70

          10.1 Events of Default                                          70
          10.2 Remedies                                                   73

     SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW                                75

          11.1 Governing Law; Choice of Forum; Service of Process;
                Jury Trial Waiver                                         75
          11.2 Waiver of Notices                                          77
          11.3 Amendments and Waivers                                     77
          11.4 Waiver of Counterclaims                                    77
          11.5 Indemnification                                            77

     SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS                        78

          12.1 Appointment of Lenders' Agent                              78
          12.2 Appointment of Borrowers' Agent                            78
          12.3 Term
79
          12.4 Notices                                                    81
          12.5 Partial Invalidity                                         81
          12.6 Successors                                                 81
          12.7 Participant's Security Interest                            82
          12.8 Entire Agreement                                           82
          12.9 Confidentiality                                            82

INDEX TO
EXHIBITS AND SCHEDULES


     Exhibit A      Information Certificate of Borrowers


                          LOAN AND SECURITY AGREEMENT


     This Loan and Security Agreement dated as of May 9, 1995 is entered into by and among (a) Congress Financial Corporation, a California corporation ("Congress") and Foothill Capital Corporation, a California corporation ("Foothill"; Congress and Foothill are each individually a "Lender" and collectively, "Lenders"), (b) Foothill, in its capacity as agent for Lenders ("Lenders' Agent"; as hereinafter further defined), (c) Terex Corporation, a Delaware corporation ("Terex"), Clark Material Handling Company, a Kentucky corporation ("Clark"), Koehring Cranes, Inc., a Delaware corporation ("Koehring") and PPM Cranes, Inc., a Delaware corporation ("PPM US"; Terex, Clark, Koehring and PPM US are each individually a "Borrower" and collectively, "Borrowers") and (d) Terex in its capacity as agent for itself as a Borrower and for the other Borrowers ("Borrowers' Agent"; as hereinafter further defined).


                             W I T N E S S E T H:


     WHEREAS, Borrowers have requested that Lenders and Lenders' Agent enter into certain financing arrangements with Borrowers and Borrowers' Agent pursuant to which Lenders' Agent on behalf of Lenders may make loans and provide other financial accommodations to Borrowers; and

     WHEREAS, Lenders' Agent and Lenders are willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrowers shall, unless the context otherwise expressly provides, mean any one or more of Borrowers. All references to Lenders shall, unless the context otherwise expressly provides, mean either or both Lenders. All references to Borrowers and Borrowers' Agent, Lenders and Lenders' Agent pursuant to the definitions set forth above, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean, individually and collectively, as to a Borrower, all of such Borrower's now owned and hereafter acquired rights to payment for the prior, concurrent or future sale, lease or other disposition of Inventory or rendition of services, whether or not evidenced by an instrument or chattel paper and whether or not earned by performance, except to the extent that any such right to payment arises from the rendition by a Borrower to any of its subsidiaries or any other Borrower or any of its subsidiaries, of management services, accounting services, administrative services or other services unrelated to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory.

     1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (1) the Eurodollar Rate for such Interest Period by (2) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.3 "Applicable Inventory Percentage" shall mean, as to any type or category of Inventory, the lesser of (i) forty-five (45%) percent, or (ii) the amount, expressed as a percentage of Borrower's cost of such Inventory, as shall equal eighty (80%) percent of the appraised orderly liquidation value of such Inventory, as shown in the appraisal report delivered to Lenders' Agent in compliance with the provisions of Section 4.1(i) hereof.

     1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lenders' Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lenders' Agent or Lenders in good faith, do or may (i) adversely affect either (A) any Collateral, the rights of the Lenders' Agent or Lenders in any Collateral of any Borrower or any other property which is security for the Obligations or its value or (B) the security interests and other rights of Lenders' Agent or Lenders in the Collateral of any Borrower (including the enforceability, perfection and priority thereof) or (ii) adversely affect in any material respect the assets (other than any Collateral) or business of any Borrower or any Obligor, (b) to reflect the good faith belief of Lenders' Agent or Lenders that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to Lenders' Agent or Lenders is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lenders' Agent or Lenders determine in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

     1.6 "Board of Directors" shall mean the board of directors or any duly constituted committee of any corporation or of a corporate general partner of a partnership and any similar body empowered to direct the affairs of any other entity.

     1.7 "Borrowers' Agent" shall mean Terex Corporation, a Delaware corporation, in its capacity as agent for Borrowers hereunder, and any successor or replacement agent for Borrowers appointed by Borrowers and approved by Lenders' Agent in writing, and its successors and assigns.

     1.8 "Business Day" or "business day" shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank, Lenders' Agent and both Lenders are open for the transaction of business,
(b) for all Eurodollar Rate Loans, any such day as described in clause (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market, and (c) for all other purposes hereof, any such day as described in clause (a) above.

     1.9 "Change of Control" shall mean (i) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower, or (ii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), except for any Person or group owning in excess of forty (40%) percent of the voting power of the Voting Stock of any Borrower on the date hereof, of a direct or indirect majority in interest (more than fifty (50%) percent) of the voting power of the Voting Stock of any Borrower by way of purchase, merger or consolidation or otherwise, or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (which includes any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of such Borrower was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower.

     1.10 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.11 "Co-Lending Agreement" shall mean the Co-Lending and Agency Agreement dated on or about the date hereof among Lenders and Lenders' Agent as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.12 "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.13 "Commitment Percentage" shall mean, as to a Lender, its pro rata share of the Maximum Credit, the Revolving Loans and Letter of Credit Accommodations, equal to the Commitment Percentage set forth for such Lender on the signature pages hereof, as such percentage may from time to time be amended or deemed amended in connection with any increase in the Maximum Credit, or pursuant to the Co-Lending Agreement or otherwise.

     1.14 "Confidential Information" shall mean non-public information supplied by Borrowers to Lenders and Lenders' Agent the disclosure of which is restricted by the provisions of Section 12.9 hereof.

     1.15 "Consolidated Net Income" shall mean, with respect to any person (the referent person) for any period, the aggregate of the Net Income of such person and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however that (i) the Net Income of any person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent person or a consolidated subsidiary of the referent person, (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (iii) the Net Income of any non-consolidated subsidiary will not be included to the extent that declarations of dividends or similar distributions by that subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that non-consolidated subsidiary or its owners.

     1.16 "Eligible Accounts" shall mean, as to a Borrower, Accounts created by such Borrower which are and continue to be acceptable to Lenders' Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts are not unpaid more than sixty (60) days from the original due date thereof or more than one hundred and twenty (120) days after the date of the original invoice for them, except for such longer periods of reasonable duration as to any Account with respect to which payment is covered by the terms of an outstanding and unexpired letter of credit that in all other respects complies with the requirements of Section 1.16(f)(ii)(A) hereof;

          (c) such Accounts are not owed by any account debtor as to which more than fifty (50%) percent of the aggregate amount thereof are unpaid more than sixty (60) days past the original due date thereof or are unpaid more than one hundred and twenty (120) days after the date of the original invoice for them;

          (d)  such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

          (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent; provided, however, that, no Account where the account debtor is a dealer of Inventory shall be deemed ineligible solely because a Borrower has a buy-back arrangement with such account debtor effective upon the termination by Borrower of such account debtor as a dealer, but upon such termination (or any other termination of or by such account debtor as a dealer) such dealer's Accounts shall become ineligible;

          (f) such Accounts are payable in the United States of America in United States dollars and (i) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Canada or Puerto Rico, or (ii) at the option of Lenders' Agent (subject to such lending formula with respect thereto as Lenders' Agent may determine) if either: (A) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Lenders' Agent, sufficient to cover such Account, in form and substance satisfactory to Lenders' Agent and, if required by Lenders' Agent, the original of such letter of credit has been delivered to Lenders' Agent or a bailee for Lenders' Agent or Lenders and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lenders' Agent, or (B) such Account is subject to credit insurance payable to Lenders' Agent issued by an insurer reasonably acceptable and on terms and in an amount acceptable to Lenders' Agent, or (C) such Account is payable under a sight draft against delivery of documents of title and accepted by a bank reasonably satisfactory to Lenders' Agent, and on terms and conditions acceptable to Lenders' Agent, or (D) such Account is otherwise acceptable in all respects to Lenders' Agent with respect to the creditworthiness of the account debtor and the ability of the Lenders' Agent to collect such Accounts; provided, however, that the eligibility criteria described in clauses (A), (B) and (C) will be determined by Lenders' Agent in a manner substantially consistent with the procedures in effect under Terex's and Clark's financing arrangements with Foothill being terminated in connection herewith;

          (g) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lenders' Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lenders' Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (h) the account debtor with respect to such Accounts (x) has not asserted a counterclaim, defense or dispute, and (y) does not engage in transactions which give rise to, any right of setoff against such Accounts, unless in the case of clause (y) such account debtor has entered into a written agreement in favor of Lenders' Agent, for the benefit of Lenders, and in form and substance reasonably satisfactory to Lenders' Agent, pursuant to which such account debtor agrees not to assert any setoff against Accounts owed to any Borrower;

          (i) there are no facts, events or occurrences which Lenders' Agent believes in good faith would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (j) such Accounts are subject to the first priority, valid and perfected security interest of Lenders' Agent for itself as agent and for the benefit of Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens or security interests except those permitted in this Agreement;

          (k) neither the account debtor nor any officer or director of the account debtor with respect to such Accounts is affiliated with any Borrower directly or indirectly by virtue of family membership, ownership, control or management;

          (l) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, upon request of Lenders' Agent, the Federal Assignment of Claims Act of 1940, as amended or any similar State, local or foreign law, if applicable, has been complied with in a manner reasonably satisfactory to Lenders' Agent;

          (m) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

          (n) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of such Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (o) such Accounts are owed by account debtors whose total indebtedness to all Borrowers in the aggregate or to any one Borrower, does not exceed the applicable credit limit(s) with respect to such account debtors as established by Lenders' Agent from time to time (but the portion of such Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

          (p)  such Accounts are not Floor Plan Accounts; and

          (q) such Accounts are owed by account debtors deemed creditworthy at all times by Lenders' Agent, as determined by Lenders' Agent in good faith. General criteria for Eligible Accounts may be established and revised from time to time by Lenders' Agent in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.17 "Eligible Inventory" shall mean, as to a Borrower, Inventory consisting of finished goods held for resale in the ordinary course of the business of such Borrower, parts held for resale or to be incorporated into finished goods, and raw materials for such finished goods which are deemed acceptable to Lenders' Agent in its good faith judgment based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) spare parts for Equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower's business; (e) Inventory at premises other than those located in the United States of America;
(f) Inventory at premises other than those owned and controlled by such Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lenders' Agent acknowledging the first priority security interest of Lenders' Agent, for itself as agent and for the benefit of Lenders, in the Inventory, waiving or subordinating in favor of Lenders' Agent and Lenders security interests and claims by such person against the Inventory and permitting Lenders' Agent and Lenders access to, and, subject to such limitations and costs reasonably acceptable to Lenders' Agent, the right to remain on, the premises so as to exercise the rights and remedies of Lenders and of Lenders' Agent and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lenders' Agent for itself as agent and for the benefit of Lenders, except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable or obsolete Inventory; (j) slow moving Inventory of parts or raw materials or any product or category of finished goods which has not been the subject of a sale in the ordinary course of business of such Borrower within a reasonable period of time as determined in good faith by Lenders' Agent after consultation with such Borrower or Borrowers' Agent; (k) Inventory which is not subject to the first priority, valid and perfected security interest of Lenders' Agent for itself as agent and for the benefit of Lenders; (l) returned inventory (unless such inventory is first quality and is unused), damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment; and (n) Inventory which Lenders' Agent determines, in good faith, for any other reason, is not acceptable for lending purposes. General criteria for Eligible Inventory may be established and revised from time to time by Lenders' Agent in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.18 "Equipment" shall mean, collectively, as to a Borrower, all of such Borrower's now owned and hereafter acquired equipment and fixtures used in the conduct of a Borrower's business and located in the United States, including, without limitation, all manufacturing, assembly, distribution, data processing and office equipment and all machinery, furniture, furnishings, appliances and trade fixtures.

     1.19 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.20 "ERISA Affiliate" shall mean any person required to be aggregated with a Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.21 "Eurodollar Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.22 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers' Agent and approved by Lenders' Agent) on or about 11:00 a.m. (Pacific Time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by Borrowers' Agent on behalf of and available to one or more Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers' Agent.

     1.23 "Event of Default" shall have the meaning set forth in Section 10.1 hereof.

     1.24 "Excess Availability" shall mean the amount, as determined by Lenders' Agent, calculated at any time, equal to:

          (a) the lesser of (i) the amount of the Revolving Loans available to any and all of Borrowers as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory as determined by Lenders' Agent, and subject to the Inventory Loan Limit, any other sublimits and Availability Reserves from time to time established by Lenders' Agent hereunder and (ii) the Maximum Credit, plus

          (b) the amount of all unrestricted cash balances in deposit accounts of Borrowers at banks within the United States, less outstanding checks or other payment instruments or orders, minus

          (c) the aggregate amount of Net Asset Sale Proceeds from time to time realized, less an amount equal to the aggregate amount of funds used by Terex or its subsidiaries at any time after a transaction giving rise to Net Asset Sale Proceeds either (A) to make investments or to repay Indebtedness as described in clauses (iii)(a) or (b) of Section 4.10 of the Note Indenture (as in effect on the date hereof), to the extent such use of funds relieves Terex from the obligation to make an Excess Proceeds Offer (as defined in the Note Indenture as in effect on the date hereof) in respect of such Net Asset Sale Proceeds, or (B) to purchase Senior Secured Notes pursuant to a Net Proceeds Purchase; minus

          (d) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of any and all Borrowers, which are past due at such time for a period in excess of ninety (90) days past the original due date for such trade payables, unless such past due trade payables are subject to a written agreement extending the original due date, provided the applicable Borrower is then current under such agreement.

     1.25 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.26 "Floor Plan Accounts" shall mean all Accounts which are either (i) owed to a Borrower by a franchise dealer or other purchaser or lessor who has incurred or is otherwise liable for any Indebtedness covered by a Floor Plan Guaranty, or (ii) are payable directly to such Borrower by a floor plan lender or other person who finances the purchase of the Inventory giving rise to such Account.

     1.27 "Floor Plan Guaranty" shall mean the guarantee by a Borrower of, or other arrangement under which Borrower may be liable, in whole or in part, for Indebtedness incurred by a franchise dealer, or other purchaser or lessor, for the purchase or lease of inventory manufactured or sold by any Borrower or any of its subsidiaries, the proceeds of which Indebtedness is used solely to pay the purchase price of inventory sold by such Borrower or such subsidiary to such franchise dealer and any related fees and expenses (including finance fees); provided, that (i) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a perfected first priority lien on such inventory and the proceeds thereof in favor of the holder of such Indebtedness and (ii) if such Borrower or such subsidiary is required to make payment with respect to such guarantee, such Borrower or such subsidiary will have the right to receive either (a) title to such inventory, (b) a valid assignment of a first priority perfected lien in such inventory and the proceeds thereof or (c) the net proceeds of any resale of such inventory.

     1.28 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances under determination consistently applied.

     1.29 "Hedging Obligations" shall mean, with respect to any person, the obligations of such person under any of the following agreements or arrangements to the extent that the primary purpose thereof is reduction of risk to Borrowers of interest rate fluctuations relating to its customary business and not interest rate speculation: (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

     1.30 "Indebtedness" of any person shall mean (without duplication) (i) all indebtedness of such person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such person to pay the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under capitalized leases, (vi) all obligations, contingent or otherwise, of such Person under bankers' acceptance and letter of credit facilities, (vii) all obligations of such Person in respect of Hedging Obligations, (viii) all Indebtedness of others guaranteed by such person, including Floor Plan Guaranties, and (ix) all Indebtedness of the type referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such person has not assumed or become liable for the payment of such Indebtedness, provided however, that the amount of such Indebtedness shall (to the extent such person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, further, that (A) in the case of each of clauses (i), (ii)
(iii) above, the amount of such Indebtedness will be the amount that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP, and (B) obligations of the Borrowers relating to existing or future common stock appreciation rights, including, without limitation, obligations evidenced by the Common Stock Appreciation Rights Agreement (as in effect on the date hereof) entered into by Terex in favor of the original purchasers of the Senior Secured Notes in connection with their purchase of Senior Secured Notes, shall not be considered Indebtedness, but for purposes of
Section 9 hereof, such obligations shall be treated as if such obligations constituted Indebtedness hereunder.

     1.31 "Information Certificate" shall mean, the Information Certificate of Borrowers containing material information with respect to each Borrower, its business and assets, as such Information Certificate has been provided by or on behalf of each Borrower to Lenders and Lenders' Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.32 "Insolvent" shall mean with respect to any person, that such person
(i) is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such person is an unreasonably small capital, or (ii) has incurred, or intends to incur, or believes that it will incur, debts that are or would be beyond such person's ability to pay as such debts mature.

     1.33 "Intellectual Property" shall mean, collectively, as to a Borrower, all of such Borrower's now owned and hereafter acquired (a) common law and statutory trademarks, service marks, trade names, trademark and service mark registrations, applications for trademark or service mark registrations, corporate names, company names, business names, fictitious business names, trade styles, logos, other source or business identifiers, copyrights, designs and all registrations and recordings thereof, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office, United States Register of Copyrights, or in any similar office or agency of the United States, any state thereof, or any county or any political subdivision thereof, together with all goodwill associated therewith,
(b) United States and foreign patents and patent applications, (c) utility models, industrial models, designs, know-how, blue prints, drawings and all other forms of industrial intellectual property, (d) all grants issued by or applications pending in the United States Patent and Trademark Office or in any other country or political subdivision thereof, (e) all extensions, reissues, continuations, continuations-in-part, and divisions thereof, and (f) all proceeds of the foregoing (including, without limitation, license royalties and proceeds of infringement suits).

     1.34 "Interest Coverage Ratio" shall have the meaning ascribed to such term as set forth in the Note Indenture, as in effect on the date hereof.

     1.35 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers' Agent may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers' Agent may not elect an Interest Period which will end after the last day of the then current term of this Agreement.

     1.36 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one and three quarter (1.75%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three and three-quarters (3.75%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers' Agent as in effect three (3) Business Days after the date of receipt by Lenders' Agent of the request of Borrowers' Agent for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers' Agent or Borrowers); provided, that, the Interest Rate shall mean the rate of three and three-quarters (3.75%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of five and three-quarters (5.75%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at the option of Lenders' Agent, without notice (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing and until such time as all Obligations are paid in full (notwithstanding entry of any judgment against any Borrower) and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to any Borrower under Section 2 (whether or not such excess(es), arise or are made with or without knowledge or consent of Lenders or Lenders' Agent and whether made before or after an Event of Default) and, provided, further, that, each of the Interest Rates set forth above shall be reduced by one-quarter of one (.25%) percent per annum if Terex, together with its subsidiaries, on a consolidated basis, has a positive Net Income for its full fiscal year ending on or about December 31, 1995, as reported on its audited financial statements for such period delivered in accordance with, and meeting the requirements of, Section 9.6(a) hereof. Such Interest Rate changes, if applicable, to become effective as to Prime Rate Loans, as of the first day of the month immediately following the month in which Lenders' Agent receives such audited financial statements, and as to Eurodollar Rate Loans only as to those Interest Periods commencing on or after the first day of the month immediately following the month in which Lenders' Agent receives such audited financial statements.

     1.37 "Inventory" shall mean, as to a Borrower, all of such Borrower's now owned and hereafter acquired goods (including, without limitation, goods in the possession of such Borrower or of a bailee or other person for sale, storage, transit, processing, use or otherwise, and supplies, finished goods, parts and components located in the United States, Canada or Puerto Rico or in transit to the United States, Canada or Puerto Rico) which are: (a) held for sale or lease, (b) furnished or to be furnished under contracts of services, or (c) raw materials, work-in-process or materials used or consumed in its business.

     1.38 "Inventory Loan Limit" shall mean, at any time, as to all Borrowers on an aggregate basis, the amount equal to (A) $55,000,000 minus (B) the Applicable Inventory Percentage(s) of the cost of Eligible Inventory to be acquired under then-undrawn Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory.

     1.39 "Investments" shall mean, with respect to any person, all investments by such person in other persons (including affiliates) in the forms of loans, guarantees, advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, equity interests, common stock appreciation rights, or other securities, the acquisition of all or a substantial part of the assets or business of a person, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding (i) commission, travel and similar advances to officers and employees of such person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business on customary terms consistent with past practice).

     1.40 "Lenders' Agent" shall mean Foothill Capital Corporation, a California corporation, in its capacity as agent for Lenders hereunder and pursuant to the Co-Lending Agreement, and its successors and assigns, and any successor or replacement agent for the Lenders appointed pursuant to the Co-Lending Agreement, and its successors and assigns.

     1.41 "Letter of Credit Accommodations" shall mean the letters of credit, acceptances, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by either of Lenders or Lenders' Agent for the account of a Borrower or any Obligor or (b) with respect to which Lenders' Agent or either or both of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer. Without limiting the foregoing, all existing letters of credit, acceptances, merchandise purchase or other guaranties issued, opened or indemnified by Foothill for the account of Terex or Clark pursuant to Foothill's financing arrangements with such entities, as in effect immediately prior to the effectiveness hereof, shall be deemed to be and constitute Letter of Credit Accommodations issued, opened or indemnified (as the case may be) on the date hereof, and subject to all provisions hereof applicable to Letter of Credit Accommodations hereunder.

     1.42 "Loans" shall mean the Revolving Loans.

     1.43 "Maximum Credit" shall mean, as to all Borrowers on an aggregate basis, the lesser of (i) $100,000,000 or (ii) the sum of (A) $60,000,000, plus
(B) the aggregate amount of any commitments to participate in the Lenders' interests in the financing arrangements hereunder obtained by Lenders after the date hereof from Participants acceptable to a Lender who have entered into participation agreements with such Lender on terms satisfactory to such Lender.

     1.44 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.45 "Net Asset Sale Proceeds" shall have the meaning ascribed to the term "Net Proceeds" in the Note Indenture, as in effect on the date hereof.

     1.46 "Net Income" shall mean, with respect to any person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any sales of assets and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

     1.47 "Net Proceeds Purchase" shall mean a purchase by Terex of the Senior Secured Notes pursuant to a mandatory offer by Terex in respect of Net Asset Sale Proceeds, as and to the extent required pursuant to Section 4.10 of the
Note Indenture as in effect on the date hereof.

     1.48 "Note Indenture" shall mean the Indenture, dated of even date herewith, by and among Terex, as issuer, the Guarantors named therein and the Note Trustee, in connection with and governing the rights of the holders of the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.49 "Note Trustee" shall mean United States Trust Company of New York, a New York corporation, acting in its capacity as trustee or as collateral agent on behalf of the holders of the Senior Secured Notes pursuant to the Note Indenture and the agreements delivered in connection therewith, and its successors and assigns (and including, without limitation, any successor, replacement, assignee or additional person at any time acting as trustee and/or collateral agent for the benefit of the holders of the Senior Secured Notes).

     1.50 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Borrowers to Lenders' Agent and/or either or both of Lenders arising under or in connection with this Agreement, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under or in connection with this Agreement, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any or all Borrowers under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

     1.51 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than any of Borrowers.

     1.52 "Old Senior Notes" shall mean, individually and collectively, the following (as the same now exist): (a) the 13% Senior Secured Notes due 1996 issued by Terex pursuant to an Indenture dated as of July 31, 1992, payable to the order of the holders thereof in the original principal amount of $160,000,000 and (b) the 13.5% Senior Subordinated Notes due 1997, issued by Terex pursuant to an Indenture dated as of June 30, 1987, payable to the holders thereof in the original principal amount of $50,000,000.

     1.53 "Old Trustees" shall mean United States Trust Company of New York and Bank of America Illinois, in their capacity as trustees for the Old Senior Notes.

     1.54 "Participant" shall mean any person which at any time participates with either or both of Lenders in respect of the Revolving Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

     1.55 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.56 "Person" or "person" shall mean any individual, sole proprietorship, partnership, limited liability company, a limited liability partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.57 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.58 "Prime Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.59 "Purchase Agreements" shall mean, individually and collectively, the Share Purchase Agreement, dated October 19, 1994, presently between TCI, as assignee of New Terex Holdings UK Limited, a corporation formed under the laws of the United Kingdom, and Seller, as amended through the date hereof, and all other agreements of transfer as are referred to therein and all side letters with respect thereto and all agreements, documents and instruments executed and/or delivered in connection therewith as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.60 "Purchased Stock" shall mean all of the issued and outstanding shares of common stock of Legris Industries, Inc., a Delaware corporation and 99.18% of the capital shares of P.P.M., S.A., a societe anonyme organized under the laws of France.

     1.61 "Receivables" shall mean, as to a Borrower, all of such Borrower's now owned and hereafter acquired (a) Accounts, (b) general intangibles for money due or to become due (including, without limitation, intercompany obligations) which arise from the sale, lease or other disposition of Inventory or rendition of services, except to the extent any of the foregoing arise from rendition by such Borrower to any of its subsidiaries or any other Borrower or its subsidiaries, of management services, accounting services, administrative services or other services unrelated to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory, (c) chattel paper and instruments evidencing indebtedness which arise from the sale, lease or other disposition of Inventory or rendition of services, except to the extent any of the foregoing arise from rendition by such Borrower to any of its subsidiaries or any other Borrower or its subsidiaries, of management services, accounting services, administrative services or other services unrelated to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory, (d) interest, late charges, collection fees and other sums owed in connection with the foregoing, and (e) interests in Inventory (including, without limitation, returned, repossessed and reclaimed goods) which give rise to any of the foregoing.

     1.62 "Records" shall mean, as to a Borrower, all of such Borrower's present and future books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

     1.63 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Lenders may from time to time designate.

     1.64 "Revolving Loans" shall mean the loans now or hereafter made by Lenders' Agent for and on behalf of Lenders to or for the benefit of any or all of Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.65 "Seller" shall mean either one or both of Legris Industries, S.A., a societe anonyme organized under the laws of France, and Potain S.A., a societe anonyme organized under the laws of France, and their successors and assigns.

     1.66 "Senior Secured Notes" shall mean, individually and collectively, the 13 1/4% Senior Secured Notes due 2002 issued by Terex pursuant to the Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.67 "Subsidiary" or "subsidiary" shall mean, with respect to any Person,
(i) any corporation, association or other business entity of which more than fifty (50%) percent of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its Subsidiaries is a general partner.

     1.68 "TCI" shall mean Terex Cranes, Inc., a Delaware corporation, and its successors and assigns.

     1.69 "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of the State of New York.

     1.70 "Value" shall mean, as determined by Lenders' Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

     1.71 "Voting Stock" shall mean with respect to any Person, (i) one or more classes of capital stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into capital stock of such Person described in clause (i) above.


SECTION 2.  CREDIT FACILITIES

      2.1 Revolving Loans.

          (a) Subject to, and upon the terms and conditions contained herein, each of the Lenders severally, but not jointly, agrees to make Revolving Loans to the respective Borrowers through Lenders' Agent, and authorizes and appoints Lenders' Agent to make such Revolving Loans to the respective Borrowers, for the account of and as agent for Lenders, from time to time in an amount equal to such Lender's pro rata share, based on its Commitment Percentage, of the amounts requested by each such Borrower or by Borrowers' Agent on behalf of and as agent for each such Borrower, up to the amount equal to the sum of:

               (i) (A) with respect to each of Terex, Koehring and PPM US, seventy five (75%) percent of its respective Net Amount of Eligible Accounts, and (B) with respect to Clark, seventy (70%) percent of its Net Amount of Eligible Accounts, plus

               (ii) the Applicable Inventory Percentage(s) of the Value of Eligible Inventory of such Borrower, less

              (iii) any Availability Reserves established as to such Borrower in accordance with this Agreement.

          (b) Lenders' Agent, may, in its discretion, from time to time, upon not less than five (5) days' prior notice to Borrowers' Agent, (i) reduce the lending formula with respect to Eligible Accounts for any Borrower to the extent that Lenders' Agent determines in good faith that: (A) the dilution with respect to the Accounts for such Borrower for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts for such Borrower other than as a result of payments in cash to (2) the aggregate amount of total sales of such Borrower) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors of such Borrower has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory for any Borrower to the extent that Lenders' Agent determines in good faith that:
(A) the number of days of the turnover of the Inventory of such Borrower for any period has changed in any material adverse respect or (B) the liquidation value of the Eligible Inventory of such Borrower, or any category thereof, has decreased, or (C) the nature and quality of the Inventory of such Borrower has deteriorated in any material respect or the mix of such Inventory has changed materially and adversely. In determining whether to reduce the lending formula(s), Lenders' Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

          (c) Except in the discretion of Lenders' Agent, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time to all Borrowers shall not exceed the Maximum Credit and the aggregate Revolving Loans outstanding at any time to all Borrowers based on the aggregate Value of Eligible Inventory of all Borrowers shall not exceed the Inventory Loan Limit at such time. Subject to the terms and conditions of this Agreement, the respective Borrowers may borrow, shall repay, and may reborrow such amounts (if any) as are determined in good faith by Lenders' Agent to be available to them as Revolving Loans and Letter of Credit Accommodations. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the Inventory Loan Limit, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lenders or Lenders' Agent in that circumstance or on any future occasions and Borrowers shall, upon demand by Lenders' Agent upon Borrowers' Agent, which may be made at any time or from time to time, immediately repay to Lenders' Agent the entire amount of any such excess(es) for which payment is demanded.

     2.2  Letter of Credit Accommodations.

          (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrowers' Agent on behalf of a Borrower, Lenders' Agent agrees, as agent for Lenders for their several, but not joint, credit risk on a pro rata basis in accordance with their Commitment Percentages, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Lenders' Agent and the issuer thereof. Any payments made by Lenders' Agent to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, each Borrower for whose account a Letter of Credit Accommodation is issued shall pay to Lenders' Agent for the benefit of Lenders a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for each month (or part thereof), payable in arrears as of the first day of each month for the immediately preceding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the Obligation of such Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations for the account of a Borrower, the Revolving Loans available to such Borrower (subject, without limitation, to the Maximum Credit, the Inventory Loan Limit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) one hundred (100%) percent minus the Applicable Inventory Percentage(s), multiplied by the cost of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lenders' Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lenders' Agent or Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to such Borrower shall be reduced by the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

          (d) Except in the discretion of Lenders' Agent, (i) the aggregate amount of all outstanding Letter of Credit Accommodations to all Borrowers and all other commitments and obligations made or incurred by Lenders' Agent in connection therewith, shall not at any time exceed $15,000,000 and (ii) the amount of all outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory for all Borrowers and all other commitments and obligations made or incurred by Lenders' Agent and Lenders in connection therewith shall not at any time exceed: (A) the Inventory Loan Limit minus (B) the amount of the then outstanding Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii) hereof. At any time an Event of Default exists or has occurred and is continuing, upon request by Lenders' Agent, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lenders' Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to any Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

          (e) Borrowers shall indemnify and hold Lenders' Agent and each of Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lenders' Agent or either or both Lenders may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation; provided, however, that Borrowers shall have no obligation to indemnify a Lender or Lenders' Agent for any such losses, claims, damages, liabilities, costs and expenses to the extent directly caused by the willful misconduct or gross negligence of such Lender or Lenders' Agent otherwise entitled to be indemnified and held harmless, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Borrowers assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed the agent for the Borrowers. Borrowers assume all risks for, and agree to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrowers hereby release and hold Lenders and Lenders' Agent harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Lenders or Lenders' Agent, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except any of the foregoing directly caused by the willful misconduct or gross negligence of such Lender or Lenders' Agent otherwise to be released and held harmless, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.
          (f) Nothing contained herein shall be deemed or construed to grant Borrowers' Agent or any Borrower any right or authority to pledge the credit of Lenders' Agent or Lenders in any manner. Neither Lenders' Agent nor either of Lenders shall have liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lenders' Agent or either of Lenders unless Lenders' Agent or either or both Lenders has, in accordance herewith, duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Lenders' Agent or by the issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers or Borrowers' Agent. At any time an Event of Default exists or has occurred and is continuing, Lenders' Agent shall have the sole and exclusive right and authority in good faith, to, and Borrowers and Borrowers' Agent shall not (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders. At any time an Event of Default exists or has occurred and is continuing, Lenders' Agent shall have the sole and exclusive right and authority in good faith, to, and Borrowers and Borrowers' Agent shall not at any time (x) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (y) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lenders' Agent may take such actions either in its own name or in any Borrower's name, or in the name of Lenders' Agent or in the name of Borrowers' Agent.

          (g) Nothing herein contained in Section 2.2(f) or elsewhere in this Agreement shall in any event operate to restrict the rights of any issuer of a Letter of Credit Accommodation or correspondent thereof at any time or to render Lenders or Lenders' Agent liable for any exercise of rights by an issuer or correspondent thereof.

          (h) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Borrowers' Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Borrowers' Agent on behalf of such Borrower, to Lenders' Agent. Any duties or obligations undertaken by a Lender or Lenders' Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by a Lender or Lenders' Agent in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have also been undertaken in favor of Lenders and Lenders' Agent by the Borrower for whose account the Letter of Credit Accommodation was issued and to apply in all respects to such Borrower.

      2.3 Availability Reserves. All Revolving Loans otherwise available to Borrowers pursuant to the lending formulas and subject to the Maximum Credit, the Inventory Loan Limit and other applicable limits hereunder shall be subject to the continuing right of Lenders' Agent to establish and revise Availability Reserves in accordance with this Agreement.


SECTION 3.   INTEREST AND FEES

      3.1 Interest.

          (a) Borrowers shall pay to Lenders' Agent, for the benefit of Lenders, interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of, and during the continuance of, any Event of Default, or after termination or non-renewal hereof, shall be payable on demand.

          (b) Borrowers' Agent may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers' Agent shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lenders' Agent of such a request from Borrowers' Agent, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing, (ii) no party hereto shall have sent, pursuant to the terms hereof, any notice of termination or non-renewal of this Agreement, (iii) Borrowers' Agent shall have complied with such customary procedures as are established by Lenders' Agent and specified by Lenders' Agent to Borrowers' Agent from time to time for requests by Borrowers' Agent for Eurodollar Rate Loans, (iv) no more than five (5) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers' Agent shall not exceed the amount equal to eighty (80%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined in good faith by Lenders' Agent (but with no obligation of Lenders' Agent to make such Revolving Loans) and (vii) Lenders' Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lenders' Agent through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers' Agent. Any request by Borrowers' Agent to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lenders' Agent and Reference Bank shall not be required to purchase United States dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lenders' Agent has received and approved a request to continue such Eurodollar Rate Loans at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at the option of Lenders' Agent, upon notice by Lenders' Agent to Borrowers' Agent, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time or both would constitute an Event of Default, shall exist and be continuing, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Revolving Loans then outstanding, or (B) the amount of the Revolving Loans then available to Borrowers under Section 2 hereof. Borrowers shall pay to Lenders' Agent, upon demand by Lenders' Agent (or Lenders' Agent may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lenders' Agent, Lenders, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d) Interest shall be payable by Borrowers to Lenders' Agent, for the benefit of Lenders, monthly in arrears, not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The Interest Rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Lenders' Agent, for the benefit of Lenders, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

      3.2 Closing Fee. Borrowers shall pay to Lenders' Agent, for the benefit of Lenders, as a closing fee, the amount of $1,250,000, which fee, subject to adjustment below, shall be fully earned as of the date hereof, of which (i) the sum of $300,000 previously paid to Lenders as a commitment fee shall be credited against such closing fee, (ii) the sum of $75,000 shall be due and payable on the date hereof, and (iii) the sum of $875,000 shall be due and payable in amounts equal to five-eighths of one percent (.625%) of each increase in the Maximum Credit above $60,000,000 payable upon receipt by Borrowers' Agent of written advice of such increase by Lenders' Agent, and the balance thereof shall be due and payable one (1) year from the date hereof; provided, that the portion of such amount payable under clause (iii) one (1) year from the date hereof shall be adjusted so that the aggregate closing fee payable under this Section 3.2 shall equal one and one-quarter (1.25%) percent of the highest Maximum Credit in effect at any time on or after the date hereof, and the amount to be paid under clause (iii), as so adjusted, shall become immediately due and payable without notice or demand, at the option of Lenders' Agent upon the occurrence of an Event of Default or upon termination hereof.

      3.3 Servicing Fee. Borrowers shall pay to Lenders' Agent, monthly, for the benefit of Lenders and Lenders' Agent, a servicing fee in an amount equal to $15,000 in respect of Lenders' and Lenders' Agent's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

      3.4 Unused Line Fee. Borrowers shall pay to Lenders' Agent monthly, for the benefit of Lenders, an unused line fee at a rate equal to one-quarter of one (.25%) percent per annum calculated upon the amount by which the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding is less than (i) $50,000,000 for all months (or parts thereof) during the period from the date hereof through the first anniversary of the date hereof, and (ii) $75,000,000 (or such lesser amount, not below $60,000,000, as shall equal the Maximum Credit from time to time in effect) for all months (or parts thereof) during the period after the first anniversary of the date hereof, which fee under this Section 3.4 shall be payable on the first day of each month in arrears.

     3.5  Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lenders' Agent to Borrowers' Agent, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either
(A) make it unlawful for any of Lenders' Agent, Lenders, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed in good faith by Lenders' Agent to be material, or (B) shall result in the increase in the costs to any of Lenders' Agent, Lenders, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lenders' Agent or Lenders or any Participant in respect thereof, by an amount deemed by Lenders' Agent to be material or (ii) the cost to any of Lenders' Agent, Lenders, Reference Bank or any Participant, which is determined by Lenders' Agent to be attributable in good faith to making or maintaining any Eurodollar Rate Loans, shall otherwise increase by an amount deemed by Lenders' Agent to be material. In the circumstances described in clauses (i)(B), (i)(C) or (ii), in lieu of conversion to Prime Rate Loans, Borrowers shall have the option, for the balance of the Interest Period(s) for then outstanding Eurodollar Rate Loans, of paying any and all increased costs and expenses incurred in good faith by any of Lenders' Agent, Lenders, the Reference Bank or any Participant, together with the aggregate amount received or receivable by Lenders' Agent and Lenders which has been reduced in respect of such Eurodollar Rate Loans. In the event of any conversion of Eurodollar Rate Loans to Prime Rate Loans, Borrowers shall pay to Lenders' Agent, upon demand by Lenders' Agent (or Lenders' Agent may, at its option, charge any loan account of Borrowers) any amounts determined in good faith by Lenders' Agent to be required to compensate any of Lenders' Agent, Lenders, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred in good faith by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred in good faith by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lenders' Agent setting forth the basis for the determination of such amount necessary to compensate such person as aforesaid shall be delivered to Borrowers' Agent and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lenders' Agent other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lenders' Agent for the benefit of Lenders, upon demand by Lenders' Agent (or Lenders' Agent may, at its option, charge to any loan account of any Borrower) any amounts determined in good faith by Lenders' Agent to be required to compensate Lenders' Agent, Lenders, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred in good faith by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Initial Revolving Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lenders' Agent making the initial Revolving Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, all releases, terminations and such other documents as Lenders' Agent may request to evidence and effectuate the termination by the existing lender or lenders to Borrowers of their respective financing arrangements with any Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrowers and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to UCC termination statements or other lien discharges for all UCC financing statements and other instruments evidencing or creating any lien previously filed by it or any of them or their predecessors, as secured party or lien holder and any Borrower, as debtor or grantor relating to any of the Collateral, or relating to any other property of Borrowers except for those financing statements and other instruments creating or evidencing security interests in or liens upon property, other than the Collateral, evidencing security interests permitted by the terms hereof;

          (b) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, evidence that (i) Terex has completed the issuance of all of the Senior Secured Notes pursuant to the terms of the Note Indenture and the Offering Circular with respect thereto previously delivered to Lenders (except for the non-fulfillment of any terms thereof or waiver of any conditions precedent contained therein that are disclosed to and consented to in writing by Lenders and Lenders' Agent), (ii) Terex has received gross cash proceeds in an amount not less than $250,000,000 from the issuance of the Senior Secured Notes and the related common stock appreciation rights and (iii) such cash proceeds received by Terex have been (x) deposited with the Old Trustees, in trust, for application solely to the defeasance and redemption of all of the Old Senior Notes, and (y) applied to the purchase price of the Purchased Stock payable pursuant to the Purchase Agreements, the repayment of the debt of the Sellers as provided under the Purchase Agreements and a portion of costs, fees and expenses incurred in connection with such defeasance and redemption, such repayment of debt and the issuance of the Senior Secured Notes;

          (c) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, a pro-forma consolidated and consolidating balance sheet of each of the Borrowers and their subsidiaries reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the acquisition of the Purchased Stock by TCI from Seller and the other transactions contemplated by the Purchase Agreements, (ii) the consummation of the issuance by Terex of the Senior Secured Notes, (iii) the defeasance and redemption by Terex of the Old Senior Notes and (iv) the Revolving Loans and Letter of Credit Accommodations provided by Lenders' Agent to Borrowers on the date hereof and the use of the proceeds of the Revolving Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Terex, stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

          (d) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, evidence that Lenders' Agent has, for itself as agent and for the benefit of Lenders, valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (e) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to, or contemporaneously with, the execution of this Agreement;

          (f) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, evidence that Terex has contributed as an equity capital contribution to TCI all of the assets owned and used by Terex exclusively in the business of its Koehring Cranes and its Marklift divisions, which in turn will be contributed by TCI as an equity capital contribution to Koehring, a wholly owned subsidiary of TCI;

          (g) no material adverse change shall have occurred in the assets, business or prospects of any Borrower since the date of Lenders' latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lenders' Agent or Lenders to enforce the Obligations or realize upon the Collateral;

          (h) Lenders' Agent and Lenders shall have completed a field review of the Records and such other information with respect to the Collateral as Lenders' Agent or either Lender may require to determine the amount of Revolving Loans available to the respective Borrowers, the results of which shall be satisfactory to Lenders and Lenders' Agent, not more than three (3) Business Days prior to the date hereof;

          (i) Lenders' Agent shall have received a written report of an appraisal conducted at Borrowers' expense, by an appraiser acceptable to Lenders, addressed to Lenders or on which Lenders are expressly permitted to rely, in form, scope and methodology satisfactory to both Lenders, setting forth the orderly liquidation values of each type or category of Inventory of Borrowers, and expressing such values as a percentage of Borrowers' cost of such inventory.

          (j) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, all consents, waivers, acknowledgments and other agreements from third persons which Lenders' Agent or either Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of the security interests of Lenders' Agent and Lenders in the Collateral, waivers or subordinations in favor of Lenders and Lenders' Agent by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lenders' Agent and Lenders access to, and, subject to limitations and costs reasonably acceptable to Lenders' Agent, the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (k) Borrowers shall have, in the aggregate, Excess Availability, as determined by Lenders' Agent as of the date hereof, in an amount not less than $25,000,000, after giving effect to the application of the initial Revolving Loans and Letter of Credit Accommodations hereunder and after provision for payment of all fees and expenses of the transactions contemplated by this Agreement, the Purchase Agreements and the Offering Circular relating to the Senior Secured Notes; provided, however, that in determining Excess Availability solely for purposes of determining whether the condition set forth in this Section 4.1(k) is satisfied, the amount calculated under clause (a) of the definition of Excess Availability shall be the amount calculated under clause (a)(i) of such definition, even if the Maximum Credit (as referred to in clause (a)(ii) of such definition) is a lesser amount as of the date hereof;

          (l) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, an intercreditor agreement executed and delivered by Note Trustee in favor of Lenders and Lenders' Agent, as acknowledged and agreed to by Borrowers, with respect to the relative priority of the respective security interests and pledges with respect to the property of Borrowers held by, respectively, the Note Trustee and by Lenders' Agent for itself as agent and for the benefit of Lenders, and providing for certain restrictions on the enforcement by the Note Trustee of certain rights and remedies of Note Trustee on behalf of the holders of the Senior Secured Notes and related matters, duly authorized, executed and acknowledged by Lenders, Note Trustee and Borrowers;

          (m) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, an absolute and unconditional continuing guarantee by each of the Borrowers of payment and performance of the Obligations of each of the other Borrowers, and an absolute and unconditional continuing guarantee by CMH Acquisition Corp. and Legris-US of payment and performance of the Obligations of the Borrowers;

          (n) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, blocked account or lockbox agreements with such banks as are acceptable to Lenders' Agent and Lenders;

          (o) Lenders' Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lenders' Agent and Lenders, and certificates of insurance policies and/or endorsements naming Lenders' Agent as loss payee for the benefit of Lenders;

          (p) Lenders' Agent shall have received, in form and substance satisfactory to Lenders' Agent and Lenders, such opinion letters of counsel to Borrowers and Obligors with respect to the Financing Agreements, the Purchase Agreements, the issuance of the Senior Secured Notes pursuant to the Note Indenture and such other matters as either Lender or Lenders' Agent may request; and

          (q) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lenders' Agent, in form and substance satisfactory to Lenders and Lenders' Agent.

      4.2 Conditions Precedent to All Revolving Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lenders' Agent making Revolving Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Revolving Loans and Letter of Credit Accommodations and any future Revolving Loans and Letter of Credit
Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto (except that, if any such representation or warranty is expressly stated to have been made as of a specified date, such representation or warranty shall be deemed repeated and shall be true in all material respects as of such specified date); and

          (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.   GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, each Borrower hereby grants to Lenders' Agent, for itself as agent and for the benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns as security to Lenders' Agent, for itself as agent and for the benefit of Lenders, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

      5.1 all of such Borrower's Receivables (including, but not limited to, Accounts);

      5.2 all present and future monies, securities, credit balances, cash collateral, deposits, deposit accounts and other property of such Borrower, to the extent constituting proceeds of Receivables or Inventory or Loans, now or hereafter held or received by or in transit to either Lender or Lenders' Agent or any depository bank or institution;

      5.3 all present and future liens, security interests, rights, remedies, interests and documents of such Borrower in, to and in respect of Receivables and Inventory, including, without limitation, (a) rights and remedies under or relating to guaranties, warranties, contracts of suretyship, letters of credit and credit and other insurance related thereto, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of such Borrower with respect to the Receivables as an unpaid vendor, lienor or secured party and (c) deposits by and property of account debtors or other persons securing the obligations of account debtors with respect to the Receivables;

      5.4 all of such Borrower's present and future agreements or arrangements with sales agents, sales representatives, distributors, warehousemen and subcontractors or the like with respect to the sale, lease, disposition, storage, processing or manufacture of Inventory or with respect to Receivables;
      5.5 all Inventory of such Borrower;

      5.6 all Records of such Borrower; and

      5.7 all products and proceeds of the foregoing, in any form, including, without limitation, all cash collections and other cash proceeds of any Receivables, all items or remittances in any form issued in payment of any Receivables (including, without limitation, checks, drafts and other instruments), insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.   COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Accounts. Lenders' Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lenders' Agent's customary practices as in effect from time to time.

      6.2 Statements. Lenders' Agent shall render to Borrowers' Agent each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Lenders' Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lenders' Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Borrowers' Agent and conclusively binding upon Borrowers and Borrowers' Agent as an account stated except to the extent that Lenders' Agent receives a written notice from Borrowers' Agent on behalf of any Borrower of any specific exceptions of such Borrower thereto within thirty (30) days after the date such statement has been mailed by Lenders' Agent. Until such time as Lenders' Agent shall have rendered to Borrowers' Agent a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing by Borrowers to Lenders' Agent for the benefit of Lenders.

      6.3 Collection of Accounts.

          (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lenders' Agent may specify, with such banks as are reasonably acceptable to Lenders' Agent into which Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lenders' Agent, providing that all items received or deposited in the Blocked Accounts are the property of Lenders, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, upon receipt of instructions from Borrowers' Agent (or the applicable Borrower) or Lenders' Agent, all funds received or deposited into the Blocked Accounts to such bank account of Lenders' Agent (and only to such account) as Lenders' Agent may from time to time designate for such purpose ("Payment Account"). Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Lenders' Agent, whether on the Accounts or as proceeds of Inventory or other Collateral shall be the property of Lenders.

          (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lenders' Agent in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lenders' Agent in the Payment Account, if such payments are received within sufficient time (in accordance with Lenders' Agent's usual and customary practices as in effect from time to time) to credit the respective Borrowers' loan accounts on such day, and if not, then on the next Business Day.

          (c) Each Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lenders, receive, as the property of Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lenders' Agent. In no event shall the same be commingled with any Borrower's own funds. Borrowers agree to reimburse Lenders and Lenders' Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of any payments by a Lender or Lenders' Agent to or indemnification of such bank or person.
The obligation of Borrowers to reimburse Lenders and Lenders' Agent for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lenders' Agent may designate from time to time. Lenders' Agent and Lenders may apply payments received or collected from Borrowers or for the account of Borrowers (including, without limitation, the monetary proceeds of collections of or realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lenders' Agent or Lenders determine. At the option of Lenders' Agent, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments on the Obligations to Lenders' Agent for the benefit of Lenders, free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lenders' Agent or a Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lenders' Agent and such Lender. Borrowers shall be liable to pay to Lenders' Agent and Lenders, and do hereby indemnify and hold Lenders' Agent and Lenders harmless for, the amount of any payments or proceeds surrendered or returned. This
Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lenders' Agent or Lenders in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      6.5 Authorization to Make Loans. Lenders' Agent is authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or of Borrowers' Agent or other authorized person or, at the discretion of Lenders' Agent, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan. Requests received after 12:00 Noon Pacific Time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of Borrowers' Agent or any Borrower or in accordance with the terms and conditions of this Agreement.

      6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Revolving Loans provided by Lenders' Agent to Borrowers hereunder only for:
(a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lenders' Agent on the date hereof in connection with the satisfaction of all or a portion of the outstanding obligations of Borrowers to their existing working capital lender(s), if any, and other existing creditors arising in the ordinary course of business as of the date hereof, (b) costs, expenses and fees incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, (c) costs, expenses and fees incurred in connection with the issuance of the Senior Secured Notes and the defeasance and redemption of the Old Senior Notes, (d) the deposit of sums with the Old Trustees, in trust, for application solely to the defeasance and redemption of all of the Old Senior Notes, but only to the extent that additional sums are necessary to be deposited for such purposes following the application of the proceeds of issuance of the Senior Secured Notes to the payments required under the Purchase Agreements and to deposits with the Old Trustees for such purposes, and (e) general operating and working capital. All other Revolving Loans made or Letter of Credit Accommodations provided by Lenders' Agent to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Revolving Loans or Letter of Credit Accommodations to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.   COLLATERAL REPORTING AND COVENANTS

      7.1 Collateral Reporting. Borrowers or Borrowers' Agent shall provide Lenders' Agent with the following documents with respect to each Borrower or itemized by Borrower, in a form satisfactory to Lenders' Agent and Lenders: (a) on a regular basis as required by Lenders' Agent, a schedule of Accounts; (b) on the following periodic bases or, after the occurrence and during the continuance of an Event of Default, more frequently as Lenders' Agent may request, (i) monthly perpetual Inventory reports, (ii) monthly reports of all Inventory by category, (iii) weekly reports of finished goods Inventory, and
(iv) monthly agings of accounts payable, (c) upon reasonable request by Lenders' Agent, and at all times upon request by Lenders' Agent after the occurrence and during the continuance of an Event of Default, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory acquired by each Borrower; (d) agings of accounts receivable on a monthly basis or more frequently as Lenders' Agent may request; and (e) such other reports as to the Collateral as Lenders' Agent shall reasonably request from time to time. In the case of those of the foregoing reports that are to be delivered on a monthly basis, such reports shall be delivered as soon as practicable following the end of each fiscal month, but in any event within ten (10) Business Days after the end of such month. If any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lenders' Agent and to follow instructions from Lenders' Agent with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2 Accounts Covenants.

          (a) Each Borrower or Borrowers' Agent shall notify Lenders' Agent promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to such Borrower or Borrowers' Agent, relating to the financial condition of any account debtor of such Borrower and (iii) any event or circumstance which, to such Borrower's knowledge, would cause Lenders' Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without consent of Lenders' Agent, except in the ordinary course of such Borrower's business in accordance with practices and policies previously disclosed in writing to Lenders' Agent. So long as no Event of Default exists or has occurred and is continuing, each Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with its account debtors. At any time that an Event of Default exists or has occurred and is continuing, Lenders' Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Without limiting the other reporting obligations of Borrowers hereunder, each Borrower or Borrowers' Agent shall promptly report on a separate basis to Lenders' Agent any return by an account debtor of such Borrower of parts having a sales price in excess of $250,000 or of Inventory, other than parts, having a sales price in excess of $500,000. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any account debtor of any Borrower returns Inventory when an Event of Default exists or has occurred and is continuing, such Borrower shall, upon request by Lenders' Agent, (i) hold the returned Inventory in trust for Lenders, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to instructions of Lenders' Agent, and (iv) not issue any credits, discounts or allowances with respect thereto without prior written consent of Lenders' Agent.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lenders' Agent or schedule thereof delivered to Lenders' Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lenders' Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lenders' Agent in accordance with this Agreement and provided such credits, discounts, allowances or extensions are made or given in the ordinary course of the respective Borrowers' business in accordance with past practices or pursuant to policies previously disclosed to Lenders' Agent, (iv) there shall be no setoffs, deductions, contracts, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lenders' Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, subject to the effect on enforceability of (A) any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) Lenders' Agent shall have the right at any time or times, in the name of Lenders' Agent or in the name of a nominee of Lenders' Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrowers' Agent or Borrowers shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrowers, all chattel paper and instruments which are part of the Collateral which any Borrower now owns or may at any time acquire immediately upon any Borrower's receipt thereof, except as Lenders' Agent may otherwise agree in writing.

          (f) Lenders' Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lenders' Agent and that Lenders' Agent has a security interest therein for the benefit of Lenders, and Lenders' Agent may direct any or all account debtors to make payment of Accounts directly to Lenders' Agent for the benefit of Lenders, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any commercially reasonable terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and neither Lenders nor Lenders' Agent shall be liable for any failure to collect or enforce the payment thereof nor for the negligence of its or their agents or attorneys with respect thereto, provided that such agents or attorneys are selected by the Lenders or Lenders' Agent with due care, and (iv) take whatever other action Lenders' Agent may deem necessary or desirable for the protection of its and Lenders' interests. At any time that an Event of Default exists or has occurred and is continuing, at the request of Lenders' Agent, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lenders' Agent and are payable directly and only to Lenders' Agent and Borrower shall deliver to Lenders' Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lenders' Agent may require.

      7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Lenders and Lenders' Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's cost therefor and daily withdrawals therefrom and additions thereto;
(b) with respect to Inventory counting (i) each Borrower shall conduct a physical count of its Inventory at least once each year, unless such Borrower's cycle counts of Inventory during such year are reasonably acceptable to Lender as to scope, methodology and frequency and are at least ninety-five (95%) percent accurate when compared with such Borrower's Inventory accounting records, (ii) Borrowers shall conduct a physical inventory at any time or times as Lenders' Agent may request after and during the continuance of an Event of Default, and (iii) promptly following such physical inventory or each cycle count, upon request by Lenders' Agent, each Borrower shall supply Lenders' Agent with a report in the form and with such specificity as may be reasonably satisfactory to Lenders' Agent and Lenders concerning such physical count or cycle count; (c) no Borrower shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lenders' Agent, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon request by Lenders' Agent, each Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lenders' Agent or either Lender may request after and during the continuance of an Event of Default, deliver or cause to be delivered to Lenders' Agent written reports of appraisals as to the Inventory in form, scope and methodology acceptable to Lenders' Agent and by an appraiser acceptable to Lenders, addressed to Lenders' Agent and Lenders or upon which Lenders' Agent and Lenders are expressly permitted to rely; (e) each Borrower shall produce, use, store and maintain its Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto); (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of its Inventory; (g) no Borrower shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower to repurchase such Inventory, except in the ordinary course of business in accordance with past practices or policies previously disclosed in writing to Lenders' Agent; (h) each Borrower shall keep its Inventory in good and saleable condition except for Inventory, separately reported to Lender, as to which it is commercially uneconomical to do so or which is obsolete (all Inventory so reported to be excluded from Eligible Inventory); and (i) no Borrower shall, without prior written notice to Lenders' Agent, acquire or accept any Inventory on consignment or approval, except if the acquisition or acceptance of any such Inventory so acquired is separately reported in writing to Lenders' Agent upon receipt thereof by such Borrower, and provided such Inventory is readily identifiable or is segregated from other Inventory (but Lenders' Agent may, in its discretion, establish Availability Reserves to cover possible claims by the consignor as to such consigned Inventory or the products or the proceeds thereof).

      7.4 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lenders' Agent (and all persons designated by Lenders' Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Lenders' Agent, in such Borrower's name or in the name of Lenders' Agent, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral,
(ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lenders' Agent deems advisable and commercially reasonable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account on commercially reasonable terms, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lenders' Agent, and open and dispose of all mail addressed to such Borrower, and (ix) do all acts and things which are necessary, in the determination of Lenders' Agent, to fulfill such Borrower's Obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control of any item of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral, (ii) have access to any lockbox to which such Borrower's customer remittances are sent and the contents thereof, (iii) endorse such Borrower's name upon any items of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral, and transfer the same to or deposit the same in the account of Lenders' Agent for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in such Borrower's name and file any UCC financing statements or amendments thereto, provided the Collateral covered by any new financing statement so executed and filed does not include, and the Collateral description of any existing financing statement, so amended, is not expanded to include, any property other than the Collateral. Each Borrower hereby releases Lenders' Agent and Lenders and their officers, employees and, to the extent selected with due care, their agents, from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of their own gross negligence, wilful misconduct, actual fraud or bad faith, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.5 Right to Cure. Lenders' Agent may, at its option, (a) cure any default by any Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against any Borrower if any Event of Default shall have occurred and be continuing (including, but not limited to, any Event of Default by reason of such default or judgment), (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in the good faith judgment of Lenders' Agent, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lenders' Agent and Lenders with respect thereto. Lenders' Agent may add any amounts so expended to the Obligations and charge such Borrower's account therefor, such amounts to be repayable by such Borrower on demand. Lenders' Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Lenders' Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.6 Access to Premises. From time to time as requested by Lenders' Agent or either of Lenders, at the cost and expense of Borrowers, (a) Lenders' Agent, Lenders and their designees shall have complete access to all of Borrowers' premises during normal business hours and after reasonable notice to Borrowers' Agent, or at any time and without notice to Borrowers or Borrowers' Agent if an Event of Default has occurred that is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including, without limitation, the Records, and (b) Borrowers shall promptly furnish to Lenders and Lenders' Agent such copies of such books and records or extracts therefrom as a Lender or Lenders' Agent may reasonably request, and (c) use during normal business hours such of Borrowers' personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred that is continuing for the collection of Accounts and realization of other Collateral; provided, that in exercising the rights under clauses (b) and (c) of this Section, Lenders' Agent, Lenders and their designees will, unless an Event of Default has occurred that is continuing, use reasonable efforts not to unnecessarily interfere with the conduct of Borrowers' business.

      7.7 Irrevocable License to Use Equipment and Intellectual Property. Each Borrower hereby grants Lenders and Lenders' Agent an irrevocable non-exclusive license, without charge (a) to use after the occurrence and during the continuance of an Event of Default, any of the Equipment consisting of computers or other data processing equipment relating to the storage or processing of records, documents or files pertaining to the Collateral and use any other Equipment to handle, deal with or dispose of any Collateral pursuant to the rights and remedies of Lenders and Lenders' Agent as set forth in this Agreement and the other Financing Agreements, the Uniform Commercial Code of any applicable jurisdiction and other applicable law, provided that such use of Equipment by Lenders or Lenders' Agent shall not damage such Equipment; and (b) to use after the occurrence and during the continuance of an Event of Default, any of the Intellectual Property marked or stamped on any Collateral or otherwise required to collect or realize on any Collateral. Such license shall be irrevocable and shall continue until the Obligations have been indefeasibly paid and satisfied and this Agreement and all other Financing Agreements have been terminated. Solely as between the Lenders and Lenders' Agent, on the one hand, and the Note Trustee on the other hand, the exercise by Lenders or Lenders' Agent of their rights pursuant to the license granted in this Section shall be subject to the terms of the Intercreditor Agreement executed and delivered pursuant to Section 4.1 hereof.


SECTION 8.   REPRESENTATIONS AND WARRANTIES

      Borrowers hereby, jointly and severally, represent and warrant to Lenders' Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans and providing Letter of Credit Accommodations by Lenders' Agent to Borrowers:

      8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Lenders' Agent or Lenders in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate powers, have been duly authorized by all necessary corporate and shareholder action and are not in contravention of law or the terms of each Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, material agreement or material undertaking to which any Borrower is a party or by which any Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrowers enforceable in accordance with their respective terms, subject to the effect on enforceability of (a) any bankruptcy, insolvency, reorganization, moratorium or similar laws effecting enforcement of creditors' rights generally and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Borrowers do not have any subsidiaries except as set forth on the Information Certificate and except for any inactive subsidiary believed by Borrowers in good faith to have assets and liabilities of less than $10,000.

      8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Lenders' Agent or either or both Lenders have been prepared consistent with GAAP and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein, except for footnotes and any departures from GAAP indicated therein. Except as disclosed in any interim financial statements furnished by Borrowers to both Lenders prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower, since the date of the most recent audited financial statements furnished by Borrowers to both Lenders prior to the date of this Agreement.

      8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and each Borrower's Records concerning Accounts are located only at its address set forth below and its only other places of business and the only other locations of Collateral, if any, are (i) the addresses set forth in the Information Certificate, subject to the right of Borrowers to establish new locations in accordance with Section 9.2 below, (ii) Inventory which is in transit to one of such addresses or such new locations so established, and (iii) Inventory located at dealers not reported to Lenders' Agent under Section 9.2 and not included in any Collateral report delivered at any time to Lenders' Agent, in amounts not to exceed $25,000 at any one dealer location or $300,000 for all such unreported dealer locations for all Borrowers in the aggregate. The Information Certificate correctly identifies for each Borrower any of such existing locations which are not owned by such Borrower and sets forth the owners and/or operators thereof.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lenders' Agent for itself as agent and for the benefit of Lenders under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lenders' Agent for itself as agent and for the benefit of Lenders and such others as are specifically listed on the Information Certificate or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lenders' Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. Except as set forth for the respective Borrowers on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of any Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which has a reasonable likelihood of success and which, if adversely determined against any Borrower, would result in any material adverse change in the assets or business of such Borrower or would impair the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lenders' Agent or Lenders to enforce any Obligations or realize upon any Collateral.

      8.7 Compliance with Other Agreements and Applicable Laws. No Borrower is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except where such default, violation or failure to so comply would not have a material adverse effect on the business or assets of such Borrower or impair the value of any Collateral or the rights of Lenders' Agent or Lenders therein or thereto.

      8.8 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Lenders' Agent or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets or prospects of any Borrower, which has not been fully and accurately disclosed to Lenders' Agent in writing.

      8.9 Acquisition of Purchased Stock.

          (a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lenders' Agent and consented to in writing by Lenders' Agent) of all conditions precedent set forth therein, and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Seller thereunder, TCI acquired and has good and marketable title to the Purchased Stock, free and clear of all claims, liens, pledges and encumbrances of any kind, except for the security interests and pledges of the Purchased Stock in favor of the Note Trustee pursuant to the Note Indenture, and except as disclosed in the Information Certificate.

          (b) All actions and proceedings required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) and the transactions required thereunder have been duly and validly taken and consummated.

          (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

          (d) Borrowers' Agent has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Purchase Agreements.

     8.10 Issuance of Senior Secured Notes.

          (a) The Note Indenture and the transactions contemplated thereunder and under the Offering Circular with respect thereto have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lenders' Agent and consented to in writing by Lenders' Agent) of all conditions precedent set forth therein, and giving effect to the terms of the Note Indenture and the Offering Circular with respect thereto, Terex has issued all of the Senior Secured Notes and has applied the cash proceeds received therefrom as provided in Section 4.1(b) hereof.

          (b) All actions and proceedings required by the Note Indenture and in connection with the Issuance by Terex of the Senior Secured Notes, applicable law or regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated.

          (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Note Indenture and the Offering Circular with respect thereto and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the
Note Indenture and the Offering Circular with respect thereto.

          (d) Borrowers' Agent has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Offering Circular, Note Indenture and specimen Senior Secured Notes.

     8.11 Employee Benefits.  Except as otherwise disclosed on the Information
Certificate:

          (a) No Borrower has engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.11(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.11(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee benefit plan of any Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(c) of ERISA) for which reporting was not waived by regulations of the Pension Benefit Guaranty Corporation or any other event or condition with respect to any employee benefit plan of any Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which any Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.8(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.11(d) hereof.

          (d) The current value of all vested accrued benefits under all employee benefit plans maintained by any Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) No Borrower or any of its ERISA Affiliates is obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA nor has it incurred or received any notice with respect to withdrawal liability.

     8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lenders' Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder (except with respect to any representation or warranty expressly stated to have been made as of a specified date, which shall nevertheless be deemed to have been repeated to be true as of that specified date) and shall be conclusively presumed to have been relied on by Lenders' Agent and Lenders regardless of any investigation made or information possessed by Lenders' Agent or Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lenders or Lenders' Agent.


SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Borrower shall give Lenders' Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower shall deliver to Lenders' Agent a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

      9.2 New Collateral Locations.

          (a) Any Borrower may, in the ordinary course of business, open, maintain or move Inventory to any new location within the continental United States, Canada or Puerto Rico, provided such Borrower or Borrowers' Agent (i) gives Lenders' Agent thirty (30) days prior written notice of the intended opening of any such new location and (ii) the Borrower opening such new location executes and delivers, or causes to be executed and delivered, to Lenders and Lenders' Agent such agreements, documents, and instruments as Lenders' Agent may deem reasonably necessary or desirable to protect their interests in the Collateral at such location, including, without limitation, UCC financing statements; and

          (b) Any Borrower may, in the ordinary course of business, open, maintain or move Inventory to a location outside of the continental United States, Canada and Puerto Rico, provided that (i) in addition to periodic reporting required elsewhere herein, separate written notice thereof shall be given by Borrowers or Borrowers' Agent to Lenders' Agent as soon as practicable after the aggregate cost of Inventory so moved to a location outside the continental United States, Canada and Puerto Rico exceeds $300,000 since the last periodic Inventory report, (ii) the amount of Eligible Inventory of the Borrower(s) that own(s) such Inventory is reduced by the amount of the net reduction of Eligible Inventory (if any) resulting from such transaction, and
(iii) after giving effect to such reduction (if any), the Loans and Letter of Credit Accommodations would not exceed the amounts available under the lending formulas and subject to the sublimits set forth in this Agreement.

      9.3 Compliance with Laws, Regulations, Etc. Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any Federal, State or local governmental authority applicable to it, the non-compliance with which would either (i) have a material adverse effect upon the business or assets of such Borrower, unless being diligently contested in good faith by appropriate proceedings available to such Borrower and with respect to which adequate reserves have been set aside on its books, or (ii) have an adverse effect on the value of any Collateral or the rights of the Lenders' Agent or Lenders therein or thereto.

      9.4 Payment of Taxes and Claims. Each Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP. Each Borrower shall be liable for any tax or penalties imposed on either or both Lenders or Lenders' Agent as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lenders and Lenders' Agent harmless with respect to the foregoing, and to pay to Lenders' Agent the amount thereof, within two (2) Business Days after demand, accompanied by a reasonable description of the claim, and until paid to such Lenders' Agent and Lenders such amount shall be added to and deemed part of the Revolving Loans, provided, that, nothing contained herein shall be construed to require any Borrower to pay any income or franchise taxes attributable to the income of Lenders or Lenders' Agent from any amounts charged or paid hereunder to Lenders or Lenders' Agent. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Each Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated; provided, that Borrowers may self-insure as to liability or other insurable risks, other than damage, loss or other casualty risks affecting any Collateral. Said policies of insurance shall be satisfactory to Lenders' Agent and Lenders as to form, amount and insurer. Each Borrower shall furnish certificates, policies or endorsements to Lenders' Agent as Lenders' Agent shall require as proof of such insurance, and, if any Borrower fails to do so, Lenders' Agent is authorized, but not required, to obtain such insurance at the expense of such Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lenders' Agent of any cancellation or reduction of coverage and that Lenders' Agent may act as attorney for Borrowers in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower shall cause Lenders' Agent to be named as a loss payee for the benefit of Lenders and each Lender and Lenders' Agent as an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lenders' Agent and Lenders. Such lender's loss payable endorsements shall specify that the proceeds of such insurance relating to casualties to the Collateral shall be payable to Lenders' Agent, for the benefit of Lenders, as its interests may appear and further specify that Lenders' Agent shall be paid regardless of any act or omission by Borrowers or any of their affiliates. At its option, Lenders' Agent may apply any insurance proceeds received by Lenders' Agent at any time to the cost of replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lenders' Agent may determine or hold such proceeds as cash collateral for the Obligations.

      9.6 Financial Statements and Other Information.

          (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to its Collateral and the business of such Borrower and its subsidiaries (if any) consistent with GAAP and Borrowers' Agent shall furnish or cause to be furnished to Lenders' Agent: (i) within thirty (30) days after the end of each calendar month (other than the third, sixth, ninth and twelfth calendar months), and within forty-five (45) days after the end of each of the third, sixth, ninth and twelfth calendar months, monthly unaudited consolidated and consolidating financial statements of Terex and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Terex and its subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Terex and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Terex and its subsidiaries as of the end of and for such fiscal year, together with the opinion, in accordance with generally accepted auditing standards, of independent certified public accountants, which accountants shall be an independent accounting firm selected by Terex and reasonably acceptable to Lenders' Agent and Lenders, stating that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Terex and its subsidiaries as of the end of and for the fiscal year then ended (or containing such other expression of the auditor's opinion from time to time prescribed by generally accepted auditing standards having essentially the same meaning).

          (b) Borrowers' Agent shall promptly notify Lenders' Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim of which it or any Borrower has knowledge, relating to the Collateral or any other property which is security for the Obligations and involving an amount in excess of $250,000, or which would result in any material adverse change in any Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrowers' Agent shall promptly after the sending or filing thereof furnish or cause to be furnished to Lenders' Agent copies of all reports which any Borrower sends to its stockholders generally and copies of all publicly available reports and registration statements which any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Borrowers' Agent shall furnish or cause to be furnished to Lenders' Agent such budgets, forecasts, projections and other information respecting the Collateral of each Borrower and the business of each Borrower, as Lenders' Agent or either Lender may, from time to time, reasonably request subject to the provisions of Section 12.9 (as applicable). Lenders' Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other government agency or to any Participant or assignee or prospective Participant or assignee. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lenders' Agent, at Borrowers' expense, copies of the financial statements of Borrowers (or any of them) and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and to disclose to Lenders' Agent such information as they may have regarding the business of Borrowers (or any of them). Any documents, schedules, invoices or other papers delivered to Lenders' Agent may be destroyed or otherwise disposed of by Lenders' Agent one (1) year after the same are delivered to Lenders' Agent, except as otherwise designated by Borrowers' Agent to Lenders' Agent in writing.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, directly or indirectly:

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that one or more Borrowers or one or more subsidiaries of a Borrower may merge with and into a Borrower, provided that:

               (i) no Event of Default has occurred that is continuing or would occur as a consequence thereof, and no event has occurred that is continuing or condition exists or would occur or exist as a consequence thereof, that would, with notice or passage of time, or both, constitute an Event of Default, and, without limiting the generality of the foregoing, no Indebtedness, liens, security, interests or encumbrances shall exist after giving effect to such merger that are not permitted under Sections 9.8 or 9.9 hereof;

               (ii) the surviving entity of such merger shall be an entity that is a Borrower hereunder prior to such merger;

               (iii) the surviving Borrower shall have a net worth, determined in accordance with GAAP, on a pro forma basis as of the date of such merger and after giving effect thereto, not less than the net worth, determined in accordance with GAAP, of such surviving Borrower immediately prior to such merger;

               (iv) Lenders' Agent may, in its sole discretion (with the consent of both Lenders in their sole discretion), but shall have no obligation to, consider as Eligible Accounts or Eligible Inventory any Accounts or Inventory acquired by the surviving Borrower from a merged subsidiary, that is not a Borrower prior to such merger, as a result of such merger or thereafter acquired or arising out of the conduct of the business so acquired through such merger, but all such Accounts or Inventory shall nevertheless be and remain part of the Collateral, subject to a valid and perfected first priority perfected lien and security interest securing the Obligations in favor of Lenders' Agent for itself as agent and for the benefit of Lenders under this Agreement;

               (v) the surviving Borrower shall execute and deliver to Lenders' Agent such additional agreements, documents and instruments pursuant to Section 9.15 hereof and of the kind referred to in Section 4.1(j) hereof as Lenders' Agent shall reasonably request in connection with and upon the consummation of such merger;

               (vi) the merger shall not violate any provision of the Note Indenture; and

               (vii) Lenders' Agent shall receive not less than thirty (30) days' prior written notice of any such proposed merger, accompanied by a certificate signed by any one of the Chief Executive Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of Terex describing the transaction in reasonable detail and demonstrating compliance through the date of the certificate, and describing the steps to be taken to comply thereafter, with all requirements of this Section 9.7(a) (including this proviso), together with such other matters with respect thereto as Lenders' Agent shall reasonably require, or

          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business including sales of Inventory to subsidiaries of Borrowers to the extent permitted under Section 9.12 hereof, (ii) the disposition or abandonment of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of such Borrower, (iii) sales of assets, other than any Collateral, consistent with past practices, (iv) sales of assets, other than any Collateral, which would not have a material adverse effect on a Borrower's ability to perform its Obligations hereunder or upon the value of any Collateral or the rights of Lenders' Agent or Lenders therein or thereto, (v) the sale or lease by one Borrower to its subsidiaries or to another Borrower or its subsidiaries of assets, other than Collateral, for fair consideration, (vi) the issuance and sale by such Borrower of its own equity securities (subject to Section 10.1(j) hereof), and (vii) the issuance and sale by such Borrower of its own debt securities, to the extent such Indebtedness is permitted in
Section 9.9 hereof, or

          (c) form or acquire any subsidiaries, except in connection with transactions and for purposes not prohibited by the terms hereof, or

          (d)  wind up, liquidate or dissolve, or

          (e)  agree to do any of the foregoing.
     9.8 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, any Collateral, except:

          (a) liens and security interests of Lenders' Agent for itself as agent and for the benefit of Lenders;

          (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP;

          (c) non-consensual statutory liens (other than liens pursuant to ERISA or environmental laws or securing the payment of taxes) arising in the ordinary course of such Borrower's business to the extent:

               (i) such liens secure indebtedness which is not overdue for a period of more than thirty (30) days, or

               (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, in each case under clauses (i) and (ii), prior to the commencement of foreclosure or other similar proceedings and with respect to which reserves have been set aside on its books in accordance with GAAP;

          (d) liens on property, other than any Collateral, incurred in the ordinary course of business in respect of Hedging Obligations;

          (e) liens on property, other than any Collateral, securing surety or appeal bonds, performance bonds, insurance obligations, or other obligations of a like nature incurred in the ordinary course of business;

          (f) liens on property, other than any Collateral, arising by reason of any judgment, decree or order of any court with respect to which such Borrower is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under this Agreement;

          (g) encumbrances on or with respect to real property consisting of zoning restrictions, survey exceptions, utility easements, access licenses, rights of way, easements of ingress or egress over real property of a Borrower or restrictions of record on the use of real property, minor defects in title to real property, mechanics' liens and vendors' liens on real property, in each case to the extent the same do not interfere in any material respect with the ordinary conduct of the business of such Borrower and do not impair the value of any Collateral or the rights of Lenders' Agent or Lenders therein or thereto;

          (h) liens upon, or deposits of, property other than any Collateral, made in connection with or to secure the performance of tenders, bids, and government contracts and leases and subleases;

          (i) pledges or deposits of property, other than any Collateral, under worker's compensation, unemployment or other social security legislation;

          (j) purchase money security interests in Equipment of such Borrower (including capital leases) and purchase money mortgages on real estate, so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment of such Borrower or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;

          (k) security interests and liens securing Indebtedness permitted pursuant to Section 9.9(h) hereof or securing any extension, renewal or replacement of such Indebtedness to the extent permitted under Section 9.9(k) hereof; and

          (l) the security interests and liens set forth on the Information Certificate.

     9.9 Indebtedness. No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

          (a)  the Obligations;

          (b) performance bonds, surety bonds and insurance premium obligations, to the extent incurred in the ordinary course of business;

          (c)  Hedging Obligations;

          (d) Indebtedness arising out of sale and leaseback transactions not involving any property which is part of the Collateral and not otherwise prohibited by this Agreement;

          (e) Indebtedness owed by such Borrower to any of its subsidiaries or to any other Borrower or any of its subsidiaries, which Indebtedness is outstanding as of the date hereof or arises after the date hereof to the extent permitted by Section 9.10 hereof;
          (f)  Floor Plan Guaranties;

          (g) purchase money Indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

          (h) Indebtedness of Terex not to exceed the principal amount of $250,000,000 evidenced by the Senior Secured Notes of Terex, as in effect on the date hereof, and, to the extent provided for in the Senior Notes or the
Note Indenture as such instruments are in effect on the date hereof, interest thereon at the rate provided for in the Senior Secured Notes and any penalties or liquidated damages with respect thereto, Indebtedness of the other Borrowers as guarantors of such Indebtedness of Terex and obligations of Terex evidenced by the Common Stock Appreciation Rights Agreement referred to in clause (x)(C) of the proviso to this Section 9.9(h) and any guarantees thereof by the other Borrowers; provided, that:

               (w) except as permitted in Section 9.10, Terex shall only make regularly scheduled payments of principal and interest, or other mandatory payments in respect of such Indebtedness in accordance with the terms of the Senior Secured Notes and Note Indenture, each as in effect on the date hereof;

               (x)  Borrowers shall not, directly or indirectly:

                         (A)  amend, modify, alter or change any of the
material terms of the Senior Secured Notes, the Note Indenture or any agreements, documents or instruments executed and/or delivered in connection therewith, including, but not limited to, any terms thereof relating to payments, redemptions or amortization, financial covenants, defaults, or any collateral therefor, except to the extent any such amendments, modification, alterations or changes shall make any such terms no less favorable to Borrowers in the reasonable determination of Lenders' Agent, or

                         (B)  except to the extent permitted under Section 9.10
hereof, redeem, retire, defease, purchase or otherwise acquire any such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, or

                         (C)  make any payment, other than in shares of its
common stock, upon the exercise by the holders thereof, of the common stock appreciation rights issued to the original purchasers of the Senior Secured Notes, pursuant to the Common Stock Appreciation Rights Agreement entered into by such purchasers and Terex in connection with their purchase of the Senior Secured Notes, except that Terex may make cash payments upon the exercise of such common stock appreciation rights, provided that (1) no Event of Default has occurred that is continuing or would occur as a consequence thereof, and no event has occurred that is continuing or condition exists or would occur or exist as a consequence thereof that would, with notice or passage of time, or both, constitute an Event of Default, (2) such cash payments are made following the delivery to Lenders' Agent of the audited annual financial statements of Terex and its subsidiaries for the immediately preceding year in the form required by Section 9.6(a) hereof and do not exceed an amount equal to (I) fifty (50%) percent of the Consolidated Net Income of Terex for the year ended immediately preceding the year in which such payment is made, less (II) the amount of Terex's Consolidated Net Income for such immediately preceding year previously designated for or used to satisfy a condition of a transaction under
Section 9 of this Agreement that is limited, in whole or in part, by Consolidated Net Income of Terex, (3) at all times during the period of thirty
(30) consecutive days immediately preceding such cash payment and after giving effect thereto, Borrowers shall have maintained and shall have Excess Availability of not less than $25,000,000 in the aggregate, and (4) Lenders' Agent shall receive not less than ten (10) days' prior written notice of any proposed cash payment in respect of such common stock appreciation rights, accompanied by a certificate signed by any of the Chief Executive Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of Terex, describing the transaction and demonstrating compliance through the date of the certificate, and describing the steps to be taken to comply thereafter, with all requirements of this provision, together with such other matters with respect thereto as Lenders' Agent shall reasonably require; and

               (y) Terex shall furnish to Lenders' Agent copies of all certificates, required notices, demands, claims, notice of default or acceleration, requests for amendments, waivers or consents or other material notices, either received from the Note Trustee or any of the holders of the Senior Secured Notes, or on their behalf, promptly after receipt thereof, or sent by Terex or any guarantor thereof, or on its behalf, to any of the holders of the Senior Secured Notes, or any representative of the holders, (including, but not limited to, the Note Trustee or other collateral agent or trustee) promptly after the sending thereof, as the case may be;

          (i) Indebtedness incurred by a Borrower for money borrowed by such Borrower, if the Interest Coverage Ratio for the four full fiscal quarters most recently ended prior to the date on which such additional Indebtedness is incurred, as shown on the internal financial statements of Borrowers delivered to Lenders' Agent in the form required by Section 9.6(a), would have been at least equal to the ratio set forth below opposite the period in which such incurrence occurs, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period:
Period                                Ratio
The date hereof through May 15, 1996  2.25:1
May 16, 1996 through May 15, 1997     2.50:1
May 16, 1997 and thereafter           2.75:1

provided, however, that, in the case of such additional Indebtedness permitted by this Section 9.9(i), such Indebtedness has a final scheduled maturity beyond the term of this Agreement (either initial or renewal, as the case may be) then in effect at the time that such Indebtedness is incurred;

          (j) Indebtedness of a Borrower for intercompany loans from another Borrower to the extent permitted under Section 9.10 or from a subsidiary of such Borrower or of another Borrower; and

          (k) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace or refund, any Indebtedness permitted pursuant to the terms of this Agreement, on terms not materially less favorable to the Borrowers or to the Lender and Lenders' Agent than the terms of the Indebtedness so extended, refinanced, renewed, replaced or refunded (including for this purpose in the case of any of the foregoing with respect to the Indebtedness evidenced by the Senior Secured Notes, the protections afforded to the Lenders and Lenders' Agent pursuant to an intercreditor agreement no less favorable to Lenders and Lenders' Agent than that executed and delivered pursuant to Section 4.1(l) hereof).

     9.10 Loans, Investments, Guarantees, Etc. No Borrower shall, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise), or, in the case of certain subsidiaries as set forth in clause (C) of the proviso to this Section 9.10, continue an existing Investment in any such subsidiary, or purchase or repurchase the stock, obligations or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or make any other Investment, or agree to do any of the foregoing, except:

          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (b) Investments reported as of the end of each month to Lenders' Agent in:

               (i) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case having a maturity not beyond one year,

               (ii) time deposit accounts, certificates of deposit and money market deposits, in each case having a maturity not beyond one year, issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof whose debt is rated "A" (or such similar rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or which is otherwise satisfactory to Lenders' Agent,

               (iii) repurchase obligations with a term of not more than thirty
(30) days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

               (iv) commercial paper with a rating of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation, and

               (v) money-market funds sponsored by any registered broker dealer or mutual fund distributor, which invest solely in one or more of the securities referred to in clauses (i), (ii), (iii) or (iv) or that are otherwise satisfactory to Lenders' Agent;

          (c) Investments consisting of:

               (i) the redemption, purchase, retirement or other acquisition, out of legally available funds, of any equity interests in the Borrowers or in any of their subsidiaries in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Borrower or a subsidiary of a Borrower) of other equity interests in Borrowers or in any of their subsidiaries, or

               (ii) the redemption, repurchase or repayment of any Indebtedness permitted to be incurred pursuant to this Agreement (other than the Senior Secured Notes), concurrently with the receipt by such Borrower of, and out of the proceeds of, any refinancing, in no greater outstanding amount and on terms no less favorable to such Borrower than the terms of such Indebtedness refinanced, or

               (iii) the redemption, purchase, retirement or other repayment of the Senior Secured Notes, and payments, to the extent not prohibited by clause
(x)(C) of the proviso to Section 9.9(h) hereof, to the holders of the common stock appreciation rights described in such clause (x)(C) upon the exercise thereof, or

               (iv) the purchase or redemption of the Series A Preferred Stock of Terex outstanding on the date hereof;

          (d) Investments in a subsidiary of a Borrower formed primarily for the purpose of financing purchases and leases of inventory manufactured by the Borrowers or any of their subsidiaries of up to an aggregate amount so invested, in cash and/or in property, other than Collateral, having an aggregate fair market value, not to exceed $3,000,000 so invested on or after the date hereof in cash or in such property by all Borrowers on a combined basis;

          (e) Investments by Terex in shares of capital stock of Fruehauf Trailer Corporation in satisfaction of outstanding Indebtedness of Fruehauf Trailer Corporation to Terex in the aggregate amount of up to $2,000,000;

          (f) Investments, not otherwise permitted under this Section 9.10, that do not exceed, in the aggregate for all Borrowers, on a combined basis, the sum of (A) $8,000,000 in such Investments made at any time or times on or after the date hereof, such $8,000,000 amount under this clause (A) to be reduced by the aggregate amount of dividends paid by Terex as permitted under
Section 9.11(a)(x) hereof, plus (B) in any fiscal year and following the delivery to Lenders' Agent of the audited annual financial statements of Terex and its subsidiaries in the form required by Section 9.6(a) hereto for the preceding fiscal year, an amount equal to (x) fifty (50%) percent of the Consolidated Net Income of Terex for such immediately preceding fiscal year, less (y) the amount of Terex's Consolidated Net Income for such immediately preceding fiscal year previously designated for or used to satisfy a condition of a transaction under Section 9 of this Agreement that is limited, in whole or in part, by Consolidated Net Income of Terex;

          (g) intercompany loans by a Borrower to Terex, in cash, the proceeds of which are used to pay interest and liquidated damages (if any) when due, and principal when due at regularly scheduled maturity on May 15, 2002, in each case pursuant to the Senior Secured Notes as in effect on the date hereof;

          (h) intercompany loans by a Borrower to its subsidiaries or to another Borrower or its subsidiaries, in cash, made contemporaneously with the funding of, and the proceeds of which are used to fund, an Investment otherwise permitted under this Section 9.10 or dividends otherwise permitted under
Section 9.11 hereof;

          (i) intercompany loans in cash by one Borrower to any of its subsidiaries or to another Borrower or any of its subsidiaries for working capital purposes in the ordinary course of business and consistent with past practices, including repayment thereof in the ordinary course of business;

          (j)  Floor Plan Guaranties;

          (k) in the case of a Borrower other than Terex, the guarantee by such Borrower of the Indebtedness and obligations permitted under Section 9.9(h) hereof; and

          (l) the guarantees by and other Indebtedness of such Borrower set forth in the Information Certificate;

Provided, however, that no such loan, advance, guarantee or other Investment otherwise permitted under any of subsections (c) through (h) of this Section
9.10 shall be made unless:

               (A) at the time of such loan, advance, guarantee or other Investment, other than an Investment in the form of a Net Proceeds Purchase, no Event of Default has occurred that is continuing or would occur as a consequence thereof, and no event has occurred that is continuing or condition exists or would occur or exist as a consequence thereof, that would, with notice or passage of time, or both, constitute an Event of Default;

               (B) in the case of any such advance, loan or other Investment described in Sections 9.10(c)(iii), (c)(iv), (f) or (h) to be made in cash, at all times during the period of thirty (30) consecutive days immediately preceding the disbursement or funding thereof and immediately after giving effect thereto, Borrowers shall, in the aggregate, have Excess Availability of not less than $25,000,000, except that:

                    (1) in the case of Investments by Terex in the form of redemptions by Terex of the Senior Secured Notes made with the proceeds of the substantially concurrent sale by Terex or its subsidiaries of capital stock in any of Terex or its subsidiaries, there shall be no such Excess Availability requirement under this clause (B),

                    (2) in the case of Investments by Terex in the form of a Net Proceeds Purchase, there shall be no such Excess Availability requirement under this clause (B),

                    (3) in the case of the first $3,000,000 of Investments made by any one or more Borrowers in the aggregate as permitted under Section 9.10(f) hereof, the amount of Excess Availability required under this clause
(B) shall be $10,000,000 in lieu of $25,000,000;

               (C) in the case of any Investment in a subsidiary of any Borrower organized under the laws of the United States, Puerto Rico or Canada, whether existing, acquired or newly formed in connection with such Investment or as a result thereof, other than a subsidiary which shall be (but only for so long as such subsidiary shall remain) a Non-Restricted Subsidiary (as defined in the Note Indenture, as in effect on the date hereof), and expressly including, for purposes of this clause (C), at the option of Lenders' Agent, the continuance of any Investment existing on the date hereof in any such subsidiary, such subsidiary shall execute and deliver to Lenders' Agent an absolute and unconditional guarantee of payment and performance of the Obligations of Borrowers (in the form of the guarantees delivered pursuant to Section 4.1 hereof), together with (i) a general security agreement granting to Lenders' Agent for itself as agent and on behalf of Lenders, a continuing security interest in and lien upon all property of the types which would be Collateral if owned by a Borrower, (ii) UCC financing statements and (iii) such agreements, document and instruments as Lenders' Agent shall reasonably require of the kind referred to in Sections 4.1(j) and 9.15 hereof; provided, further, that such guarantee and/or security interests and liens shall be released or subordinated by Lenders' Agent in favor of a non-affiliated lender who enters into a bona fide working capital facility with such subsidiary (w) secured solely by such subsidiary's Accounts and Inventory, (x) providing loans to such subsidiary in an amount sufficient to cover all or a substantial portion of such subsidiary's anticipated working capital requirements, (y) as to which working capital facility, the Indebtedness incurred thereunder or in connection therewith and the security interests and liens securing such Indebtedness do not and shall not violate the terms of the Note Indenture, and (z) as to which working capital facility, the lender providing such working capital facility has a bona fide requirement that the Lenders and Lenders' Agent release or subordinate such guarantee and/or security interests and liens as well as a requirement for the concurrent release or subordination (on an equivalent basis) of all guaranties, security interests and liens in the Accounts and Inventory of such subsidiary held by or for the benefit of the holders of the Senior Secured Notes;

               (D) the loan, advance, guarantee or other Investment will not violate any of the provisions of the Note Indenture;

               (E) in the case of an Investment consisting of the acquisition by a Borrower of all or a substantial part of the assets or business of a person (other than a Borrower), Lenders' Agent, may, in its sole discretion (with the consent of both Lenders in their sole discretion), but shall have no obligation to consider as Eligible Accounts or Eligible Inventory any Accounts or Inventory so acquired by a Borrower or thereafter acquired or arising out of the conduct of the business so acquired, but all such Accounts or Inventory shall nevertheless be and remain part of the Collateral, subject to a valid and perfected first priority perfected lien and security interest securing the Obligations in favor of Lenders' Agent for itself as agent and for the benefit of Lenders under this Agreement;

               (F) in the case of an Investment in the form of a Net Proceeds Purchase, if, at the time of such Investment, an Event of Default has occurred and is continuing, no proceeds of the Loans or Letter of Credit Accommodations shall be used by Terex or the other Borrowers to make such Investment or to provide funds to Terex to make such Investment; and

               (G) Lenders' Agent receives not less than twenty (20) days' prior written notice of any proposed transaction under subsections (c), (d),
(f) or (h) of this Section 9.10, and not less than five (5) days' prior written notice of any proposed transaction under subsection (e) of this Section 9.10, in each case accompanied by a certificate signed by any one of the Chief Executive Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of Terex describing the proposed transaction in reasonable detail and demonstrating compliance through the date of the certificate, and describing the steps to be taken to comply thereafter, with all requirements of this Section 9.10, together with such other matters with respect thereto as Lenders' Agent shall reasonably require.

     9.11 Dividends and Redemptions. No Borrower shall, directly or indirectly:

          (a) declare or pay any dividends on account of any shares of class of capital stock now or hereafter outstanding (or set aside or otherwise deposit or invest any sums for such purpose), other than (i) dividends payable solely in the form of capital stock of a Borrower or its subsidiaries, and (ii) dividends in cash declared and paid, in the same fiscal year, out of legally available funds therefor, by one Borrower to its parent (if a Borrower hereunder) or by Terex to its shareholders, limited to dividends declared and paid after delivery to Lenders' Agent, in the form required pursuant to Section 9.6(a), of the audited annual financial statements of Terex and subsidiaries and the unaudited consolidating financial statements of Terex and subsidiaries for the fiscal year most recently ended prior to the date of such declaration and payment, in an amount or amounts not to exceed in the aggregate the sum of
(x) $3,000,000 of such dividends declared and paid at any time by Terex on or after the date hereof, such $3,000,000 amount to be reduced (but not below zero) by the amount of Investments made by any one or more Borrowers as permitted under Section 9.10(f)(A) hereof, plus (y) fifty (50%) percent of the respective Consolidated Net Income of the payor for such prior fiscal year, less (without duplication) (z) the amount of such payor's Consolidated Net Income for such immediately preceding fiscal year previously designated for or used to satisfy a condition of a transaction under Section 9 of this Agreement that is limited, in whole or in part, by Consolidated Net Income of such payor or Terex, as the case may be; provided, however, that no cash dividends shall be permitted under this Section 9.11(a), unless:

               (A) at the time of declaration and payment of any such dividend, no Event of Default has occurred that is continuing or would occur as a consequence thereof, and no event has occurred or condition exists, or would occur or exist as a consequence thereof, that would, with notice or passage of time, or both, constitute an Event of Default;

               (B) in the case of a cash dividend by Terex, at all times during the period of thirty (30) consecutive days immediately preceding the payment of any dividend, and after giving effect thereto, Borrowers shall have maintained and shall have, in the aggregate, Excess Availability of not less than $25,000,000; and

               (C)  Lenders' Agent shall have received not less than thirty
(30) days' prior written notice of any proposed cash dividend under this
Section 9.11, accompanied by a certificate signed by the Chief Executive Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of Terex, describing the transaction in reasonable detail and demonstrating compliance through the date of the certificate, and describing the steps to be taken to comply thereafter, with all requirements of this
Section 9.11, together with such other matters with respect thereto as Lenders' Agent shall reasonably require; or

          (b) redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than capital stock of a Borrower or its subsidiaries or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, other than as permitted under
Section 9.10(c) (including the satisfaction of the conditions contained in the proviso to Section 9.10);

     9.12 Transactions with Affiliates.

          (a) No Borrower shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business in accordance with past practices and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person; provided, however, that no sales, transfers or deliveries of Inventory to any affiliate that is not a Borrower shall be made unless (i) prior written notice thereof is given by Borrowers or Borrowers' Agent to Lenders' Agent, who shall thereupon reduce the amount of Eligible Inventory of the selling Borrower(s) by the amount of the net reduction of Eligible Inventory resulting from such transaction, and (ii) after giving effect to such reduction, the Loans and Letter of Credit Accommodations would not exceed the amounts available under the lending formulas and subject to the sublimits set forth in this Agreement.

          (b) Nothing in Section 9.12(a) shall prohibit Borrowers from entering into employment agreements in the ordinary course of business.

     9.13 Costs and Expenses. Borrowers shall pay to Lenders' Agent and Lenders on demand all filing fees, taxes and all reasonable costs and expenses paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, and the rights of Lender and Lenders' Agent in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) reasonable costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with customary and reasonable charges and fees of Lenders' Agent with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lenders' Agent for itself as agent and for the benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lenders' Agent or either or both Lenders arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); provided, that Borrowers shall not be liable for the costs of defending claims asserted (x) by a Borrower against Lenders' Agent or either or both Lenders which claims are successfully established pursuant to a final, non-appealable judgment of a court of competent jurisdiction rendered in favor of such Borrower against a Lender or Lenders' Agent, or (y) by a person, other than a Borrower, against Lenders' Agent or either or both Lenders, which claims result in a final, non-appealable judgment rendered in favor of such person against a Lender or Lenders' Agent, and which judgment clearly sets forth the basis for liability as the willful misconduct, bad faith or gross negligence of such Lender or Lenders' Agent; (g) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lenders or Lenders' Agent during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of $600 per person per day for examiners of Lenders' Agent and of Lenders in the field and office; (h) the reasonable fees and disbursements of outside counsel (including legal assistants) to Lenders' Agent in connection with any of the foregoing and (i) the reasonable fees and disbursements of outside counsel (including legal assistants) to either or both Lenders or any Participant in connection with any of the foregoing (other than legal fees and disbursements of counsel (including legal assistants) of a Participant incurred to become a Participant.

     9.14 Compliance with ERISA. No Borrower shall with respect to any "employee benefit plans" maintained by such Borrower or any of its ERISA
Affiliates:

          (a) (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower or such ERISA Affiliates to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) As used in this Section 9.14, the term "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.15 Further Assurances. At the request of Lenders' Agent at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lenders' Agent or either Lender may at any time and from time to time request a certificate from an officer of any or all Borrowers representing that all conditions precedent to the making of Revolving Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lenders' Agent or either Lender, Lenders' Agent may, at its option, cease to make any further Revolving Loans or provide any further Letter of Credit Accommodations until Lenders' Agent has received such certificate and, in addition, Lenders' Agent has determined that such conditions are satisfied. Where permitted by law, each Borrower hereby authorizes Lenders' Agent to execute and file one or more UCC financing statements with respect to the Collateral signed only by Lenders' Agent.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a)  (i)  Borrower fails to pay when due any of the Obligations or
(ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i), and, in the case of a failure to comply with the terms, covenants, conditions or provisions contained in:
                    (1) Section 9.1, to the extent such failure consists solely of a failure to be qualified as a foreign corporation to do business in a jurisdiction, such failure shall continue for a period of sixty (60) days, or

                    (2) Section 9.2(a), Lenders' Agent shall fail to receive notice of such new location within twenty (20) days after the opening or establishment thereof (but such twenty (20) day period shall not apply if any of the Inventory at such new location is included in any Collateral report delivered to Lenders' Agent), or

                    (3) the first sentence of Section 9.4, such failure shall continue for a period of thirty (30) days, or

                    (4) Section 9.6(a)(i), to the extent such failure consists solely of a failure to deliver timely financial statements for the third, sixth, ninth or twelfth calendar months, such failure shall continue for a period of five (5) days, or

                    (5) Section 9.6(a)(ii), to the extent such failure consists solely of a failure to deliver timely the annual audited financial statements of Terex and its subsidiaries, such failure shall continue for a period of ten (10) days, or

                    (6) Section 9.14, such failure shall continue for a period of thirty (30) days;

provided, that, such specified periods in clauses (1) through (6) above shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such specified periods or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision or (C) any failure which adversely affects any Collateral or its value or the rights or interests of Lenders' Agent and Lenders therein or thereto; or

          (b) any representation, warranty or statement of fact made by any Borrower to either or both Lenders or Lenders' Agent in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lenders;

          (d) (i) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $1,000,000 for any one Borrower or Obligor in any one case, or in excess of $2,000,000 in the aggregate for all Borrowers and Obligors, and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets which would either (A) have a material adverse effect upon the business or assets of such Borrower or Obligor or (B) have an adverse effect on the value of any Collateral or the rights of Lenders' Agent or the Lenders therein or thereto;

          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

          (f) any Borrower or any Obligor becomes Insolvent, makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty (45) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

          (i) (A) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lenders (including but not limited to the Senior Secured Notes and the Note Indenture), or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in any case where such indebtedness, obligations or contingent indebtedness is in an amount in excess of $4,000,000, which default results in a demand for payment or acceleration of any of the foregoing indebtedness, obligations, or contingent indebtedness, or (B) any default by any Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lenders and other than under an agreement, document or instrument referred to in clause (A), which default continues for more than the applicable cure period, if any, with respect thereto;

          (j)  any Change of Control;

          (k) the indictment or threatened indictment of any Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material portion of the property of any Borrower or any Obligor or any Collateral;

          (l) there shall be a material adverse change in the business or assets of any Borrower or any Obligor after the date hereof; or

          (m) there shall be an event of default under any of the other Financing Agreements.

     10.2 Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Lenders' Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lenders and Lenders' Agent hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lenders' and Lenders' Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lenders' Agent or Lenders may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lenders' Agent may, in its discretion and without limitation, (i) by notice to Borrowers' Agent accelerate the payment of all Obligations and demand immediate payment thereof to Lenders' Agent, for the benefit of Lenders, by any or all Borrowers or Obligors (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(iii) require any Borrower, at such Borrower's expense, to assemble and make available to Lenders any part or all of the Collateral at any place and time designated by Lenders or Lenders' Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of either Lender or Lenders' Agent or elsewhere) at such prices or terms as Lenders or Lenders' Agent may deem reasonable, for cash, upon credit or for future delivery, with the Lenders having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by either or both Lenders or Lenders' Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lenders or Lenders' Agent. Unless the Collateral involved in a sale or other disposition by Lenders or Lenders' Agent is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market, ten (10) days prior notice of disposition of such Collateral by Lenders or Lenders' Agent, designating the time and place of any public sale or the time after which any private sale or other intended disposition of any Collateral is to be made, shall be given to Borrowers' Agent and shall be deemed to be reasonable notice thereof and Borrowers waive any other notice.
In the event either or both Lenders or Lenders' Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required.

          (c) Lenders' Agent and Lenders may apply the cash proceeds of Collateral actually received by Lenders' Agent or Lenders from any collection of Receivables, sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lenders' Agent or the recipient Lender may elect, whether or not then due. Borrowers shall remain liable to Lenders' Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lenders' Agent may, at its option, without notice, (i) cease making Revolving Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to any or all Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Lenders' Agent to any or all Borrowers.


SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

          (b) Each of Borrower, Lenders' Agent and Lenders irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lenders' Agent and each Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lenders' Agent or such Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

          (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the option of Lenders' Agent or either Lender, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty
(30) days after such service, such Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered against such Borrower for the amount of the claim and other relief requested.

          (d) EACH BORROWER, LENDERS' AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER, LENDERS' AGENT AND EACH LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDERS' AGENT OR EITHER LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Neither Lenders' Agent nor Lenders shall have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Lender or Lenders' Agent, that the losses were the result of acts or omissions constituting such Lenders' or Lenders' Agent's own gross negligence, willful misconduct or bad faith. In any such litigation, each of Lenders' Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lenders' Agent or either Lender may elect to give shall entitle such Borrower or any other Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement, signed, in the case of amendments or modifications, by authorized officers of Borrowers or Borrowers' Agent, both Lenders and Lenders' Agent, and signed, in the case of waivers or discharges in favor of Borrowers, by authorized officers of both Lenders and Lenders' Agent. Neither the Lenders nor Lenders' Agent shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such person. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lenders' Agent or by Lenders of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lenders' Agent or the Lenders would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom relating hereto or thereto.

     11.5 Indemnification. Each Borrower shall indemnify and hold each of the Lenders and Lenders' Agent, and their directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, but excluding any such losses, claims, damages, liabilities, costs and expenses directly caused to be incurred by reason of the gross negligence, willful misconduct or bad faith of the person otherwise to be indemnified and held harmless under this Section, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lenders' Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Appointment of Lenders' Agent. Each of the Lenders hereby appoints the Lenders' Agent hereunder and the Lenders' Agent hereby agrees to act in such capacity as agent for the Lenders under this Agreement and the other Financing Agreements. Lenders' Agent shall have and may exercise such powers as are delegated to the Lenders' Agent by the terms hereof, subject to the Co-Lending Agreement. Borrowers acknowledge that the rights, powers, duties and liabilities of Lenders' Agent set forth herein are subject to the provisions of the Co-Lending Agreement. Subject to the Co-Lending Agreement, each of the Lenders hereby authorizes, consents and directs each of the Borrowers and Borrowers' Agent to deal with the Lenders' Agent as the true and lawful agent of such Lenders to the extent set forth herein and in any other circumstances where directed by both Lenders in writing.

     12.2 Appointment of Borrowers' Agent.

          (a) Each Borrower hereby irrevocably appoints Terex as Borrowers' Agent hereunder, and Terex hereby agrees to act in such capacity as agent for such Borrower hereunder. Each Borrower further irrevocably authorizes Borrowers' Agent to take such action on such Borrowers' behalf and to exercise such rights and powers hereunder as are delegated to Borrowers' Agent by the terms hereof, together with such rights and powers as are reasonably incidental thereto.

          (b) Borrowers' Agent is hereby expressly and irrevocably authorized by each Borrower, without hereby limiting any implied or express authority, (i) to give and receive on behalf of such Borrower all notices and other materials delivered or provided to be delivered by Lenders' Agent or Lenders to such Borrower or by such Borrower to Lenders' Agent or Lenders pursuant to the Financing Agreements, (ii) to request Revolving Loans and Letter of Credit Accommodations on behalf of such Borrower, and (iii) to pay, on behalf of such Borrower, all Obligations at any time due Lenders' Agent for the benefit of Lenders pursuant to the terms of this Agreement.

     12.3 Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lenders and Lenders' Agent may, at their joint option, extend the Renewal Date to the date four (4) years from the date hereof by giving Borrowers' Agent notice signed by Lenders' Agent and both Lenders at least sixty (60) days prior to the third anniversary of this Agreement. Either of Lenders or all (but not less than all) Borrowers (subject to the right of Lenders and Lenders' Agent to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other parties at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lenders' Agent, in full, for the benefit of Lenders, all outstanding and unpaid Obligations and shall furnish cash collateral to Lenders' Agent in such amounts as Lenders' Agent determines are reasonably necessary to secure Lenders and Lenders' Agent from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lenders' Agent or Lenders have not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lenders' Agent, as Lenders' Agent may, in its discretion, designate in writing to Borrowers' Agent for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lenders' Agent are received in such bank account later than 12:00 noon, Pacific Time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Lenders' Agent for itself and for the benefit of Lenders in the Collateral of each Borrower and the rights and remedies of Lenders' Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Thereupon, Lenders and Lenders' Agent shall, at the request of Borrowers or Borrowers' Agent, execute and deliver to Borrowers' Agent or Borrowers, at Borrowers' cost and expense, such UCC termination statements as are necessary to evidence the discharge and release of any then remaining Collateral.

          (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders' lost profits as a result thereof, Borrowers, jointly and severally, agree to pay to Lenders' Agent for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                    Amount                        Period

     (i)      3% of Maximum Credit       May 9, 1995 to and including May 9,
                                         1996

     (ii)     2% of Maximum Credit       May 10, 1996 to and including May 9,
                                         1997

     (iii)    1% of Maximum Credit       May 10, 1997 to and including the
                                         ninety-first day preceding the third
                                         anniversary of the date hereof ("Third
                                         Anniversary")

     (iv)     1/2 of 1% of Maximum       the ninetieth day prior
              Credit                     to the Third Anniversary to and
                                         including the sixty-first day prior to
                                         the Third Anniversary

     (v)      1/4 of 1% of Maximum       the sixtieth day prior
              Credit                     to the Third Anniversary to and
                                         including the thirty-first day prior
                                         to the Third Anniversary

     (vi)     0%                         the thirtieth day prior to the Third
                                         Anniversary to and including the Third
                                         Anniversary

Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.3 shall be deemed included in the Obligations.

     12.4 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lenders or Lenders' Agent by sending it to Lenders' Agent at its address set forth below and to Borrowers or Borrowers' Agent by sending it to Borrowers' Agent at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.5 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.6 Successors.

          (a) This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lenders, Lenders' Agent, Borrowers, Borrowers' Agent and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lenders and Lenders' Agent. Subject to the Co-Lending Agreement, Lenders' Agent or Lenders may, after notice to Borrowers' Agent, assign their rights and delegate their obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or Participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were a Lender hereunder, except as otherwise provided by the terms of such assignment or participation.
          (b) Notwithstanding anything to the contrary contained in Section 12.6(a), Lenders will not, without the consent of Borrowers' Agent, provide Confidential Information to a prospective Participant or grant a participation in the Financing Agreements to a prospective Participant who is engaged in a business directly competitive with the business of any Borrower, provided, however, that if a Lender discloses to Borrowers' Agent its intention to provide Confidential Information to a prospective Participant and Borrowers' Agent fails to notify such Lender within two (2) Business Days following such disclosure that such proposed Participant is engaged in a business directly competitive with the business of a specified Borrower, such Lender shall be free to furnish Confidential Information and grant a participation in the Financing Agreements to such prospective Participant to the extent and on such terms as such Lender shall determine.

     12.7 Participant's Security Interest. If a Participant shall at any time participate with Lenders in the Revolving Loans, Letter of Credit Accommodations or other Obligations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of each Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender.

     12.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     12.9 Confidentiality.

          (a) Lenders and Lenders' Agent shall use all reasonable efforts to keep confidential, in accordance with their customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrowers to Lenders and Lenders' Agent, provided, that, nothing contained herein shall restrict the disclosure of any such information:
(i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which a Lender or Lenders' Agent is a party, (iv) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.9, or
(v) to counsel for a Lender or Lenders' Agent or any Participant or assignee (or prospective Participant or assignee).

          (b) In no event shall this Section 12.9 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or any third party without breach of this Section 12.9 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to a Lender or Lenders' Agent on a non-confidential basis from a person other than a Borrower, (iii) require either Lender or Lenders' Agent to return any materials furnished by a Borrower to Lenders or Lenders' Agent, or (iv) prevent a Lender or Lenders' Agent from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lenders and Lenders' Agent under this Section
12.9 shall supersede and replace the obligations (if any) of Lenders or Lenders' Agent under any confidentiality letter signed prior to the date hereof.

     IN WITNESS WHEREOF, Lenders, Lenders' Agent, Borrowers and Borrowers' Agent have caused these presents to be duly executed as of the day and year first above written.

LENDERS                            BORROWERS

CONGRESS FINANCIAL CORPORATION     TEREX CORPORATION, individually as a
Borrower and as Borrowers' Agent

By:  Dan Wolf                      By:  Marvin B. Rosenberg

Title:    Senior Vice President    Title:    Secretary

Commitment Percentage:  58.3333%

Address:                           Chief Executive Office:
1133 Avenue of the Americas        500 Post Road East, Suite 320
New York, New York 10036           Westport, Connecticut  06880



FOOTHILL CAPITAL CORPORATION,      CLARK MATERIAL HANDLING
individually as a Lender and       COMPANY
as Lenders' Agent

By:  Kenneth Dahl                  By:  Marvin B. Rosenberg

Title:    Senior Vice President    Title:    Secretary

Commitment Percentage:  41.6667%

Address:                           Chief Executive Office:

11111 Santa Monica Boulevard       333 West Vine Street, Suite 1700
Suite 1500                         Lexington, Kentucky  40507
Los Angeles, California 90025-3333

                                   KOEHRING CRANES, INC.

                                   By:  Marvin B. Rosenberg

                                   Title:    Secretary

                                   Chief Executive Office:

                                   106 12th Street, S.E.
                                   Waverly, Iowa  50677


                                   PPM CRANES, INC.

                                   By:  Marvin B. Rosenberg

                                   Title:    Secretary

                                   Chief Executive Office:

                                   Highway 501 East
                                   Atlantic Center for Business
                                     and Industry
                                   Conway, South Carolina  29526